                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                  -------------------------------------------

                                    FORM 8-K

                                 CURRENT REPORT


                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


                                 AUGUST 27, 1998
                  -------------------------------------------
                                 Date of Report
                        (Date of earliest event reported)


                                AMAZON.COM, INC.
--------------------------------------------------------------------------------
               (Exact Name of Registrant as Specified in Charter)

          DELAWARE                      000-22513                91-1646860
----------------------------      ---------------------     -------------------
(State or Other Jurisdiction      (Commission File No.)        (IRS Employer
     of Incorporation)                                      Identification No.)

                  1516 SECOND AVENUE, SEATTLE, WASHINGTON 98101
--------------------------------------------------------------------------------
          (Address of principal executive offices, including Zip Code)

                                 (206) 622-2335
--------------------------------------------------------------------------------
              (Registrant's telephone number, including area code)

ITEM 2.  ACQUISITION OR DISPOSITION OF ASSETS

         On August 27, 1998, pursuant to an Agreement and Plan of Merger, dated as of August 3, 1998 (the "PlanetAll Merger Agreement"), by and among Amazon.com, Inc., a Delaware corporation ("Amazon.com"), Sage Enterprises, Inc., a Massachusetts corporation ("PlanetAll"), and Pacific Acquisition, Inc., a Massachusetts corporation and wholly owned subsidiary of Amazon.com ("PlanetAll Merger Sub"), Amazon.com acquired all of the outstanding capital stock of PlanetAll and PlanetAll Merger Sub merged with and into PlanetAll, with PlanetAll as the surviving corporation (the "PlanetAll Merger").

         PlanetAll, founded in September 1996 and based in Boston, Massachusetts, provides contact management services via the Internet, including Web-based address book, calendar and reminder features.

         Amazon.com issued approximately 800,000 shares of Amazon.com common stock, par value $.01 per share ("Amazon.com Common Stock"), and assumed all outstanding options in connection with the acquisition of PlanetAll, pursuant to the formula set forth below.

         Pursuant to the terms of the PlanetAll Merger Agreement, at the effective time of the PlanetAll Merger, each issued and outstanding share of PlanetAll common stock, par value $.01 per share (the "PlanetAll Common Stock"), and each issued and outstanding share of PlanetAll Series A Preferred Stock, par value $.01 per share, and Series B Preferred Stock, par value $.01 per share (together with the PlanetAll Common Stock, the "PlanetAll Capital Stock"), other than shares of PlanetAll Capital Stock, if any, for which dissenters' rights have been or will be perfected in compliance with the applicable laws of the Commonwealth of Massachusetts, was converted into the right to receive that number of shares of Amazon.com Common Stock, determined by dividing (i) 900,000 by (ii) the total number of shares of PlanetAll Capital Stock outstanding immediately prior to the effective time on a fully diluted basis, assuming all outstanding options to purchase shares of PlanetAll Capital Stock were validly exercised and issued prior to the effective time (the "PlanetAll Exchange Ratio").

         In addition, each option to purchase shares of PlanetAll Common Stock outstanding at the effective time of the PlanetAll Merger was assumed by Amazon.com and will be treated as an option to purchase that number of Amazon.com Common Stock equal to the product of the PlanetAll Exchange Ratio and the number of shares of PlanetAll Common Stock subject to such option.

         The PlanetAll Merger will be accounted for under the pooling of interests method of accounting.

         Pursuant to the PlanetAll Merger Agreement, PlanetAll and its stockholders have agreed to indemnify and hold Amazon.com and the surviving corporation harmless for any losses that may be suffered by Amazon.com or its affiliates arising out of or in connection with any inaccuracy in, or misrepresentation or breach of, any representation or warranty made by PlanetAll in the PlanetAll Merger Agreement and related agreements, or any failure by PlanetAll to perform its obligations under the PlanetAll Merger Agreement and related agreements. Shares representing 10% of the Amazon.com Common Stock issued at the effective time of the PlanetAll Merger will be deposited with an escrow agent to secure such indemnification obligations.

         Pursuant to an Investor Rights Agreement, dated as of August 27, 1998 (the "PlanetAll Investor Rights Agreement"), by and between Amazon.com and the stockholders of PlanetAll, Amazon.com has agreed to prepare and file with the Securities and Exchange Commission (the "SEC"), within 45 days of the effective time of the PlanetAll Merger, a Registration Statement on Form S-3 under the Securities Act of 1933, as amended, covering the resale of the Amazon.com Common Stock issued in the PlanetAll Merger and to use its best efforts to have the Registration Statement declared effective by the SEC as promptly as practicable thereafter.

         The PlanetAll Merger Agreement and the PlanetAll Investor Rights Agreement (together with the PlanetAll Merger Agreement, the "PlanetAll Agreements"), each of which was filed as an exhibit to Amazon.com's Current Report on Form 8-K dated August 3, 1998, are incorporated herein by reference. The descriptions of the PlanetAll Agreements herein do not purport to be complete and are qualified in their entirety by the provisions of the PlanetAll Agreements.

ITEM 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS

                  Supplemental Consolidated Selected Financial Data, Supplemental Consolidated Management's Discussion and Analysis of Financial Condition and Results of Operations, Supplemental Consolidated Financial Statements and Financial Statement Schedules (restated to give retroactive effect to a merger accounted for as a pooling of interests)

                  (i)      Supplemental Consolidated Selected Financial Data

                  (ii) Supplemental Consolidated Management's Discussion and Analysis of Financial Condition and Results of Operations

                  (iii)    Report of Ernst & Young LLP, Independent Auditors

                  (iv) Supplemental Consolidated Balance Sheets as of December 31, 1997 and 1996.

                  (v) Supplemental Consolidated Statements of Operations for each of the three years ended December 31, 1997, 1996 and 1995.

                  (vi) Supplemental Consolidated Statements of Stockholders' Equity for each of the three years ended December 31, 1997, 1996 and 1995.

                  (vii) Supplemental Consolidated Statements of Cash Flows for each of the three years ended December 31, 1997, 1996 and 1995.

                  (viii)   Notes to Supplemental Consolidated Financial
                           Statements.

                  (ix) Schedule II - Supplemental Valuation and Qualifying Accounts.


                  (x) Supplemental Consolidated Balance Sheets as of March 31, 1998 (unaudited) and December 31, 1997.

                  (xi) Supplemental Consolidated Statements of Operations for the three months ended March 31, 1998 and 1997 (unaudited).

                  (xii) Supplemental Consolidated Statements of Cash Flows for the three months ended March 31, 1998 and 1997 (unaudited).

                  (xiii) Notes to Supplemental Consolidated Financial Statements (unaudited).

                  (xiv)   Supplemental Consolidated Balance Sheets as of
                           June 30, 1998 (unaudited) and December 31, 1997.

                  (xv)    Supplemental Consolidated Statements of Operations
                           for the three and six months ended June 30, 1998 and 1997 (unaudited).

                  (xvi) Supplemental Consolidated Statements of Cash Flows for the six months ended June 30, 1998 and 1997 (unaudited).

                  (xvii) Notes to Supplemental Consolidated Financial Statements (unaudited).

         (a)      Financial Statements of Business Acquired

                  No PlanetAll financial statements are required to be filed with respect to the PlanetAll Merger pursuant to Item 7(a) of Form 8-K.

         (b)      Pro Forma Financial Information

                  No pro forma financial information is required to be filed with respect to the PlanetAll Merger pursuant to Item 7(b) of Form 8-K.

 (c)  Exhibits
      --------
          2.1   Agreement and Plan of Merger dated as of August 3 1998, by and among Amazon.com, Inc., Pacific Acquisition, Inc. and Sage
                Enterprises, Inc. (incorporated by reference from Amazon.com,
                Inc.'s Current Report on Form 8-K dated August 3, 1998)

         23.1   Consent of Ernst & Young LLP, Independent Auditors

         27.1   Restated Financial Data Schedule for the Year Ended December 31,
                1997

         27.2   Restated Financial Data Schedule for the Year Ended December 31,
                1996

         27.3   Restated Financial Data Schedule for the Six Months Ended
                June 30, 1998

         27.4   Restated Financial Data Schedule for the Three Months Ended
                March 31, 1998

         27.5   Restated Financial Data Schedule for the Nine Months Ended
                September 30, 1997

         27.6   Restated Financial Data Schedule for the Six Months Ended
                June 30, 1997

         27.7   Restated Financial Data Schedule for the Three Months Ended
                March 31, 1997

         99.1   Form of Investor Rights Agreement by and between Amazon.com,
                Inc. and the stockholders of Sage Enterprises, Inc.
                (incorporated by reference from Amazon.com, Inc.'s Current
                Report on Form 8-K dated August 3, 1998)

SUPPLEMENTAL CONSOLIDATED SELECTED FINANCIAL DATA

The following selected financial data should be read in conjunction with the supplemental consolidated financial statements and the notes thereto and the information contained herein in "Management's Discussion and Analysis of Financial Condition and Results of Operations."


                                                                                                              FOR THE
                                                                                                               PERIOD
                                                                                                                FROM
                                                                                                            JULY 5, 1994
                                                                                                             (INCEPTION)
                                                                YEARS ENDED DECEMBER 31,                         TO
                                                 -----------------------------------------------------       DECEMBER 31,
                                                     1997                1996                1995                1994
                                                 -------------       -------------       -------------       -------------
                                                                   (IN THOUSANDS, EXCEPT PER SHARE DATA)
SUPPLEMENTAL CONSOLIDATED
  STATEMENT OF OPERATIONS DATA:

Net sales .............................          $     147,787       $      15,746       $         511       $          --
Cost of sales .........................                118,969              12,287                 409                  --
                                                 -------------       -------------       -------------       -------------
Gross profit ..........................                 28,818               3,459                 102                  --
Operating expenses:
  Marketing and sales .................                 38,964               6,090                 200                  --
  Product development .................                 13,458               2,401                 171                  38
  General and administrative ..........                  8,991               1,411                  35                  14
                                                 -------------       -------------       -------------       -------------
        Total operating expenses ......                 61,413               9,902                 406                  52
                                                 -------------       -------------       -------------       -------------

Loss from operations ..................                (32,595)             (6,443)               (304)                (52)
Interest income .......................                  1,901                 202                   1                  --
Interest expense ......................                   (326)                 (5)                 --                  --
                                                 -------------       -------------       -------------       -------------
Net loss ..............................          $     (31,020)      $      (6,246)      $        (303)      $         (52)
                                                 =============       =============       =============       =============

Pro forma basic and
diluted loss per share (1) ............          $       (0.71)      $       (0.17)      $       (0.01)      $       (0.00)
                                                 =============       =============       =============       =============

Shares used in computation of pro forma
  loss per share (1) ..................                 43,447              37,090              28,788              26,382
                                                 =============       =============       =============       =============


                                                                            DECEMBER 31,
                                                -------------------------------------------------------------------
                                                    1997               1996              1995             1994
                                                -------------     -------------     -------------     -------------
                                                                           (IN THOUSANDS)
SUPPLEMENTAL CONSOLIDATED
BALANCE SHEET DATA:
Cash and cash equivalents ............          $     110,119     $       6,289     $         996     $          52
Working capital (deficiency) .........                 93,158             1,698               920               (16)
Total assets .........................                149,844             8,434             1,084                76
Long-term debt, net of current portion                 76,702                --                --                --
Stockholders' equity .................                 28,591             2,943               977                 8


------------

(1) See Note 1 -- "Accounting Policies" of Notes to Supplemental Consolidated Financial Statements, and Note 9 -- "Subsequent Events (unaudited)."

ITEM 7. SUPPLEMENTAL CONSOLIDATED MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        On August 27, 1998, pursuant to an Agreement and Plan of Merger, dated as of August 3, 1998, by and among the Company, Sage Enterprises, Inc. ("PlanetAll"), and Pacific Acquisition, Inc. ("PlanetAll Merger Sub"), the Company acquired all of the outstanding capital stock of PlanetAll and PlanetAll Merger Sub merged with and into PlanetAll, with PlanetAll as the surviving corporation. PlanetAll, founded in September 1996 and based in Boston, Massachusetts, provides contact management services via the Internet, including Web-based address book, calendar and reminder features. The Company issued approximately 800,000 shares of common stock, par value $.01 per share, and assumed all outstanding options in connection with the acquisition of PlanetAll.

        This transaction was accounted for as a pooling of interests. The supplemental consolidated financial statements and the notes thereto have been prepared to reflect the restatement of all periods presented to include the accounts of PlanetAll. The historical results of the pooled entities reflect each of their actual operating cost structures and, as a result, do not necessarily reflect the cost structure of the newly combined entity. The historical results do not purport to be indicative of results, which may occur in the future. These supplemental consolidated financial statements will become the historical financial statements of the Company after financial statements covering the date of consummation of the business combination are issued.

        Set forth below is the Company's Supplemental Consolidated Management's Discussion and Analysis of Financial Condition and Results of Operations for the years ended December 31, 1997, 1996 and 1995 restated to give retroactive effect to the PlanetAll Merger.

        The results of operations, liquidity and capital resources of PlanetAll is neither material as of and for the three months ended March 31, 1998 and 1997, nor as of and for the three and six months ended June 30, 1998 and 1997.

        The information set forth below contains forward-looking statements based on current expectations, estimates and projections about the Company's industry, management's beliefs and certain assumptions made by management. All statements, trends, analyses and other information contained in this report relative to trends in net sales, gross margin, anticipated expense levels and liquidity and capital resources, as well as other statements including, but not limited to, words such as "anticipate," "believe," "plan," "estimate," "expect," "seek" and "intend" and other similar expressions, constitute forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to certain risks and uncertainties that are difficult to predict. Accordingly, actual results may differ materially from those anticipated or expressed in such statements. Potential risks and uncertainties include, among others, those set forth below as well as in "Business -- Additional Factors That May Affect Future Results." Particular attention should be paid to the cautionary statements involving the Company's limited operating history, the unpredictability of its future revenues, the unpredictable and evolving nature of its business model, the intensely competitive online commerce and retail book environments and the risks associated with capacity constraints, systems development, management of growth and business expansion. Except as required by law, the Company undertakes no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise. Readers, however, should carefully review the factors set forth in other reports or documents that the Company files from time to time with the SEC.

OVERVIEW

        Amazon.com is the leading online retailer of books. The Company also sells a smaller number of CDs, videotapes, audiotapes and other products. All of these products are sold through the Company's Web site. The Company was incorporated in July 1994 and commenced offering products for sale on its Web site in July 1995. Accordingly, the Company has a limited operating history on which to base an evaluation of its business and prospects. The Company's prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in their early stage of development, particularly companies in new and rapidly evolving markets such as online commerce. Such risks for the Company include, but are not limited to, an evolving and unpredictable business model and the management of growth. To address these risks, the Company must, among other things, maintain and increase its customer base, implement and successfully execute its business and marketing strategy, continue to develop and upgrade its technology and transaction-processing systems, improve its Web site, provide superior customer service and order fulfillment, respond to competitive developments, and attract, retain and motivate qualified personnel. There can be no assurance that the Company will be successful in addressing such risks, and the failure to do so could have a material adverse effect on the Company's business, prospects, financial condition and results of operations.

        Since inception, the Company has incurred significant losses and as of December 31, 1997 had an accumulated deficit of $37.5 million. The Company believes that its success will depend in large part on its ability to (i) extend its brand position, (ii) provide its customers with outstanding value and a superior shopping experience and (iii) achieve sufficient sales volume to realize economies of scale. Accordingly, the Company intends to continue to invest heavily in marketing and promotion, product development and technology and operating infrastructure development. The Company also offers attractive pricing programs, which have reduced its gross margins. Because the Company has relatively low product gross margins, achieving profitability given planned investment levels depends upon the Company's ability to generate and sustain substantially increased revenue levels. As a result, the Company believes that it will continue to incur substantial operating losses for the foreseeable future and that the rate at which such losses will be incurred may increase significantly from current levels. Although the Company has experienced significant revenue growth in recent periods, such growth rates are not sustainable and will decrease in the future. In view of the rapidly evolving nature of the Company's business and its limited operating history, the Company believes that period-to-period comparisons of its operating results, including the Company's gross profit and operating expenses as a percentage of net sales, are not necessarily meaningful and should not be relied upon as an indication of future performance.

        As a result of the Company's limited operating history and the emerging nature of the markets in which it competes, the Company is unable to accurately forecast its revenues. The Company's current and future expense levels are based largely on its investment plans and estimates of future revenues and are to a large extent fixed. Sales and operating results generally depend on the volume of, timing of and ability to fulfill orders received, which are difficult to forecast. The Company may be unable to adjust spending in a timely manner to compensate for any unexpected revenue shortfall. Accordingly, any significant shortfall in revenues in relation to the Company's planned expenditures would have an immediate adverse effect on the Company's business, prospects, financial condition and results of operations. Further, as a strategic response to changes in the competitive environment, the Company may from time to time make certain pricing, service, marketing or acquisition decisions that could have a material adverse effect on its business, prospects, financial condition and results of operations. For example, the Company has agreed in certain of its promotional arrangements with Internet aggregators to make significant fixed payments. There can be no assurance that these arrangements will generate adequate revenues to cover the associated expenditures and any significant shortfall would have a material adverse effect on the Company's financial condition and results of operations.

        The Company expects to experience significant fluctuations in its future quarterly operating results due to a variety of factors, many of which are outside the Company's control. Factors that may adversely affect the Company's quarterly operating results include (i) the Company's ability to retain existing customers, attract new customers at a steady rate and maintain customer satisfaction, (ii) the Company's ability to acquire product, to maintain appropriate inventory levels and to manage fulfillment operations, (iii) the Company's ability to maintain gross margins in its existing business and in future product lines and markets, (iv) the development, announcement or introduction of new sites, services and products by the Company and its competitors, (v) price competition or higher wholesale prices in the industry,
(vi) the level of use of the Internet and online services and increasing consumer acceptance of the Internet and other online services for the purchase of consumer products such as those offered by the Company, (vii) the Company's ability to upgrade and develop its systems and infrastructure and attract new personnel in a timely and effective manner, (viii) the level of traffic on the Company's Web site, (ix) technical difficulties, system downtime or Internet brownouts, (x) the amount and timing of operating costs and capital expenditures relating to expansion of the Company's business, operations and infrastructure,
(xi) the number of popular books introduced during the period, (xii) the level of merchandise returns experienced by the Company, (xiii) governmental regulation and taxation policies, (xiv) disruptions in service by common carriers due to strikes or otherwise and (iv) general economic conditions and economic conditions specific to the Internet, online commerce and the book industry.

        The Company expects that it will experience seasonality in its business, reflecting a combination of seasonal fluctuations in Internet usage and traditional retail seasonality patterns. Internet usage and the rate of Internet growth may be expected to decline during the summer. Further, sales in the traditional retail book industry are significantly higher in the fourth calendar quarter of each year than in the preceding three quarters.

        Due to the foregoing factors, in one or more future quarters the Company's operating results may fall below the expectations of securities analysts and investors. In such event, the trading price of the common stock would likely be materially adversely affected.

        The Company has recorded aggregate deferred compensation of approximately $3.3 million. The amount recorded represents the difference between the grant price and the deemed fair value of the Company's common stock for shares subject to options granted in 1997 and 1996. Deferred compensation is amortized over the vesting period of the options, which is typically five years. Amortization for the year ended December 31, 1997 was $1.4 million. No amortization expense was recognized in 1996.

SUPPLEMENTAL CONSOLIDATED RESULTS OF OPERATIONS

NET SALES


                       1997            % CHANGE             1996            % CHANGE            1995
                   ------------      ------------       ------------      ------------       ------------
                                                       (IN THOUSANDS)
Net sales .....    $    147,787               839%      $     15,746             2,981%      $        511


        Net sales are primarily composed of the selling price of books and other merchandise sold by the Company, net of returns, as well as outbound shipping and handling charges. Growth in net sales reflects a significant increase in units sold due to the significant growth of the Company's customer base and repeat purchases from the Company's existing customers. This increase was partially offset by a decrease in prices during 1997. International sales represented 25%, 33% and 39% of net sales for the years ended December 31, 1997, 1996 and 1995, respectively.

GROSS PROFIT


                          1997               % CHANGE         1996               % CHANGE        1995
                      ------------         ------------    ------------       ------------   ------------
                                                          (IN THOUSANDS)
Gross Profit          $      28,818                 733%   $      3,459              3,291%  $         102
Gross Margin                   19.5%                               22.0%                              20.0%


        Gross profit equals sales less cost of sales, which primarily consists of the cost of merchandise sold to customers and outbound and inbound shipping costs. Gross profit increased in absolute dollars reflecting the Company's increased sales volume. The Company's gross margin decreased due to a combination of lower prices and lower overall shipping margins, partially offset by improvements in product cost.

        The Company believes that offering its customers attractive prices is an essential component of its business strategy. Accordingly, the Company offers 20% and 30% discounts on more than 400,000 titles, with featured titles discounted at 40% and certain "special value" editions discounted up to 89%. The Company may in the future expand or increase the discounts it offers to its customers and may otherwise alter its pricing structure and policies.

        The Company over time intends to expand its operations by promoting new or complementary products or sales formats and by expanding the breadth and depth of its product or service offerings. Gross margins attributable to new business areas may be lower than those associated with the Company's existing business activities.

MARKETING AND SALES

                                      1997              % CHANGE          1996             % CHANGE         1995
                                 ------------         ------------    ------------       ------------   ------------
                                                                      (IN THOUSANDS)
Marketing and sales ...          $      38,964                 540%   $      6,090              2,945%  $         200
Percentage of net sales                   26.4%                               38.7%                              39.1%


        Marketing and sales expenses consist primarily of advertising, public relations and promotional expenditures, as well as payroll and related expenses for personnel engaged in marketing, selling and fulfillment activities. All fulfillment costs not included in cost of sales, including the cost of operating and staffing distribution centers and customer service, are included in marketing and sales. Marketing and sales expenses increased primarily due to increases in the Company's advertising and promotional expenditures (including expenses associated with Internet aggregator promotional relationships), increased costs associated with fulfilling customer demand, increased personnel and related expenses required to implement the Company's marketing strategy and increased credit card merchant fees resulting from higher sales. Such expenses decreased as a percentage of net sales due to the significant increase in net sales. The Company intends to continue to pursue its aggressive branding and marketing campaign and expects its costs of fulfillment to increase based on anticipated sales growth. Therefore, the Company expects marketing and sales expenses to increase significantly in absolute dollars.

PRODUCT DEVELOPMENT


                                     1997               % CHANGE         1996              % CHANGE         1995
                                 ------------         ------------    ------------       ------------    ------------
                                                                    (IN THOUSANDS)
Product development ...          $      13,458                 461%   $      2,401              1,304%   $        171
Percentage of net sales                    9.1%                               15.2%                              33.5%


        Product development expenses consist principally of payroll and related expenses for development, editorial, systems and telecommunications operations personnel and consultants, systems and telecommunications infrastructure and costs of acquired content. The increases in product development expenses were primarily attributable to increased staffing and associated costs related to enhancing the features, content and functionality of the Company's Web site and transaction-processing systems, as well as increased investment in systems and telecommunications infrastructure. Such expenses decreased significantly as a percentage of net sales due to the significant increase in net sales. To date, all product development costs have been expensed as incurred. The Company believes that continued investment in product development is critical to attaining its strategic objectives and, as a result, expects product development expenses to increase significantly in absolute dollars.

GENERAL AND ADMINISTRATIVE

                                         1997              % CHANGE          1996             % CHANGE         1995
                                     ------------        ------------    ------------       ------------    ------------
                                                                        (IN THOUSANDS)
General and administrative           $      8,991                537%    $      1,411              3,931%   $         35
Percentage of net sales ..                    6.1%                                9.0%                               6.8%


      General and administrative expenses consist of payroll and related expenses for executive, accounting and administrative personnel, recruiting, professional fees and other general corporate expenses. The increase in general and administrative expenses was primarily due to increased salaries and related expenses associated with the hiring of additional personnel, increases in professional fees and, in 1997, costs attributable to being a public company. Such expenses decreased as a percentage of net sales due to the significant increase in net sales. The Company expects general and administrative expenses to increase in absolute dollars as the Company expands its staff and incurs additional costs related to the growth of its business.

INTEREST INCOME AND EXPENSE


                                1997           % CHANGE        1996              % CHANGE        1995
                           ------------      ------------   ------------       ------------    ----------
                                                           (IN THOUSANDS)
Interest income            $      1,901               841%  $        202               N/M     $      1
Interest expense                   (326)              N/M             (5)              N/A           --


        Interest income on cash, cash equivalents and short-term investments increased due to higher cash, cash equivalents and short-term investment balances resulting from the Company's financing activities.

        Interest expense in 1997 and 1996 primarily consists of interest and amortization of deferred charges related to the Loan and interest on asset acquisitions financed through loans and capital leases.

INCOME TAXES

        The Company has not generated any taxable income to date and therefore has not paid any federal income taxes since inception. Utilization of the Company's net operating loss carryforwards, which begin to expire in 2011, may be subject to certain limitations under Section 382 of the Internal Revenue Code. The Company has provided a full valuation allowance on the deferred tax asset, consisting primarily of net operating loss carryforwards, because of uncertainty regarding its realizability.

LIQUIDITY AND CAPITAL RESOURCES

        At December 31, 1997 the Company's cash and cash equivalents were $110.1 million, compared to $6.3 million at December 31, 1996.

        Net cash provided by operating activities of $687,000 for the year ended December 31, 1997 was primarily attributable to increases of $30.2 million in accounts payable, $5.3 million in other accrued expenses and $2.9 million in accrued advertising, plus $4.9 million in depreciation and amortization, largely offset by a net loss of $31.0 million and increases of $8.4 million in inventories and $3.1 million in prepaid expenses and other assets. For 1996, cash used in operating activities was $2.0 million and resulted from a net loss of $6.2 million and increases of $554,000 in inventories, $315,000 in prepaid expenses and other assets and $148,000 in deposits, largely offset by increases of $2.8 million in accounts payable, $598,000 in accrued advertising and $1.6 million in other liabilities and accrued expenses, plus $296,000 in depreciation and amortization. Net cash used in investing activities was $22.9 million for the year ended December 31, 1997 and consisted of purchases of short-term investments of $20.5 million and purchases of fixed assets of $7.6 million, partially offset by maturities of short-term investments of $5.2 million. For 1996, net cash used in investing activities consisted of $1.3 million for the purchase of fixed assets. The large increases in the components of working capital on a period-to-period basis are a direct result of the rapid growth of the Company's revenues and related activities. Such growth has required the Company to purchase additional fixed assets and increase purchases of products, which resulted in corresponding increases in inventories and accounts payable.

        Cash flows provided by financing activities of $126.0 million for the year ended December 31, 1997 consisted of net proceeds of approximately $72.6 million, primarily from the Loan obtained in December 1997, $49.1 million from the Company's May 1997 initial public offering, $3.5 million from PlanetAll's issuance of capital stock, $509,000 from the exercise of common stock options and $200,000 from the issuance of preferred stock. Cash flows of $8.6 million attributable to financing activities for the year ended December 31, 1996 consisted primarily of net proceeds from the issuance of preferred stock.

        On December 23, 1997, the Company borrowed $75 million pursuant to a three-year senior secured term Loan. The purpose of the Loan is to finance working capital, capital additions, operations, acquisitions, joint ventures and general corporate purposes. The Loan is secured by a first priority lien on substantially all of the Company's assets. The Company has the option to choose from the following interest rate options: (i) a variable rate adjusted every one, two, three or six months at the Company's option and based on the London Interbank Offered Rate ("LIBOR") plus 3.50% per annum for the first six months of the Loan and 4.00% thereafter, or (ii) a variable rate of interest based on the lender's Base Rate plus 1.50% per annum for the first six months of the Loan and 2.00% thereafter. In connection with the Loan, in January 1998 the Company entered into certain interest rate risk management agreements. The Company is required to make mandatory prepayments on the Loan equal to 50% of the proceeds from any debt and/or equity offerings (other than the proceeds of certain permitted debt) and 100% of the proceeds from certain sales of assets that are not reinvested in replacement assets.

        The Loan includes covenants restricting certain activities by the Company, including (i) the incurrence of additional indebtedness, (ii) consolidations, mergers and sales of assets and (iii) dividends and distributions to stockholders. In addition, financial covenants require the Company to, among other things, maintain a minimum cash balance, maintain certain levels of earnings or losses before interest, taxes, depreciation and amortization, limit its accounts payable aging and limit its capital and acquisition expenditures. The Loan contains standard events of default, including, among other things, a change in ownership or control. As a result, the Loan may reduce the Company's operational flexibility and may limit its ability to pursue market opportunities. The Company met all Loan covenants at December 31, 1997.

        In connection with the Loan, the Company issued warrants to purchase a total of 1,500,000 shares (adjusted to give effect to the two-for-one stock split effective June 1, 1998) of the Company's common stock. All or a portion of the warrants will be canceled if the Company repays the Loan in full prior to certain specified dates. If the Company does not repay the Loan prior to such dates, and if any of the warrants are exercised, such exercise may dilute the economic interests of the Company's stockholders. Warrants become exercisable when they can no longer be canceled and remain exercisable for five years after such date. The exercise price for the warrants is $26.06 per share (adjusted to give effect to the two-for-one stock split effective June 1, 1998).

        The Company expects to use the proceeds of the Loan to support its strategy of investing heavily in marketing and promotion, product development and technology and operating infrastructure development and may commit to significant fixed expenditures. The Company's ability to generate planned future revenues, and therefore its ability to comply with the Loan covenants, may be affected by events beyond its control. If the Company were unable to satisfy the Loan covenants, the lending institutions would be entitled to exercise their remedies, including the right to declare all principal and interest immediately due and payable. If the Company were unable to make such payment, or were unable to repay the amount owing under the Loan at the end of its term, the lending institutions could foreclose on the Company's assets, substantially all of which are pledged as security for the Loan.

        In November 1997, the Company purchased fixed assets through a financing agreement totaling approximately $3.0 million and having an imputed interest rate of 7.7% and a term of three years. The debt is to be repaid in four equal payments.

        As of December 31, 1997 the Company's principal sources of liquidity consisted of $110.1 million of cash and cash equivalents and $15.3 million of short-term investments. As of that date, the Company's principal commitments consisted of obligations outstanding under the Loan, obligations in connection with the acquisition of fixed assets, operating leases and commitments for advertising and promotional arrangements. Although the Company has no material commitments for capital expenditures, it anticipates a substantial increase in its capital expenditures and lease commitments consistent with anticipated growth in operations, infrastructure and personnel. In November 1997 the Company opened a 200,000-square-foot distribution center in Delaware and expanded its Seattle distribution center to 85,000 square feet. The Company may establish one or more additional distribution centers within the next 12 months, which would require it to commit to lease obligations, stock inventories, purchase fixed assets and install leasehold improvements. In addition, the Company has announced plans to continue to increase its merchandise inventory in order to provide better availability to customers and achieve purchasing efficiencies.

        The Company has developed a plan to modify its information technology to recognize the Year 2000 and has, to the extent necessary, begun converting its critical data processing systems. Since the Company's systems and software are relatively new, management does not expect Year 2000 issues related to its own internal systems to be significant. The Company has initiated formal communications with all of its significant suppliers and service providers to determine the extent to which the Company's interface systems are vulnerable to those third parties' failure to remediate their own Year 2000 issues. There can be no guarantee that the systems of other companies, on which the Company relies, will be converted timely and will not have an adverse effect on the Company's systems. The Company currently expects the project to be complete in 1999.

        The Company purchases a substantial majority of its products from two major vendors, Ingram and B&T. Ingram is the Company's largest supplier and accounted for 58% and 59% of the Company's inventory purchases in 1997 and 1996, respectively. The Company has no long-term contracts or arrangements with any of its vendors that guarantee the availability of merchandise, the continuation of particular payment terms or the extension of credit limits. There can be no assurance that the Company's current vendors will continue to sell merchandise to the Company on current terms or that the Company will be able to establish new or extend current vendor relationships to ensure acquisition of merchandise in a timely and efficient manner and on acceptable commercial terms. If the Company were unable to develop and maintain relationships with vendors that would allow it to obtain sufficient quantities of merchandise on acceptable commercial terms, such inability could have a material adverse effect on the Company's business, prospects, financial condition and results of operations.

        The Company believes that current cash and cash equivalent balances and short-term investments will be sufficient to meet its anticipated cash needs for at least 12 months. However, any projections of future cash needs and cash flows are subject to substantial uncertainty. If cash generated from operations is insufficient to satisfy the Company's liquidity requirements, the Company may seek to sell additional equity or debt securities or to obtain a line of credit. The sale of additional equity or convertible debt securities could result in additional dilution to the Company's stockholders. There can be no assurance that financing will be available in amounts or on terms acceptable to the Company, if at all. In addition, the Company will, from time to time, consider the acquisition of or investment in complementary businesses, products and technologies, which might increase the Company's liquidity requirements or cause the Company to issue additional equity or debt securities.

                REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Board of Directors
Amazon.com, Inc.

        We have audited the supplemental consolidated balance sheets of Amazon.com, Inc., formed as a result of the consolidation of Amazon.com, Inc. and Sage Enterprises, Inc. ("PlanetAll"), as of December 31, 1997 and 1996 and the related supplemental consolidated statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1997. Our audits also included the supplemental consolidated financial statement schedule listed in the Index at Item 7. These supplemental consolidated financial statements and schedule give retroactive effect to the merger of Amazon.com, Inc. and PlanetAll on August 27, 1998, which has been accounted for using the pooling of interests method as described in the notes to the supplemental consolidated financial statements. These supplemental consolidated financial statements and schedule are the responsibility of the management of Amazon.com, Inc. Our responsibility is to express an opinion on these supplemental consolidated financial statements and schedule based on our audits. We did not audit the financial statements of PlanetAll, which statements reflect total assets constituting approximately 1% for 1997 and approximately 2% for 1996 of the related supplemental consolidated financial statement totals, and which reflect net loss constituting approximately 11% for 1997 and approximately 8% for 1996 of the related supplemental consolidated financial statement totals for each of the two years in the period December 31, 1997. Those statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to data included for PlanetAll, is based solely on the report of the other auditors.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of other auditors provide a reasonable basis for our opinion.

In our opinion, based on our audits and the report of other auditors, the supplemental consolidated financial statements referred to above present fairly, in all material respects, the financial position of Amazon.com, Inc. at December 31, 1997 and 1996, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1997 after giving retroactive effect to the merger of PlanetAll, as described in the notes to the supplemental consolidated financial statements, in conformity with generally accepted accounting principles. Also, in our opinion, the related supplemental consolidated financial statement schedule, when considered in relation to the basic supplemental consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.


                                        ERNST & YOUNG LLP


Seattle, Washington
January 19, 1998, except for paragraphs 2 and 3
of Note 1, as to which the date is August 27, 1998

                                AMAZON.COM, INC.

                    SUPPLEMENTAL CONSOLIDATED BALANCE SHEETS
                 (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                                             DECEMBER 31,
                                                                     ---------------------------
                                                                        1997             1996
                                                                     ----------       ----------
                                            ASSETS
Current Assets:
  Cash and cash equivalents ...................................      $  110,119       $    6,289
  Short-term investments ......................................          15,256               --
  Inventories .................................................           8,971              571
  Prepaid expenses and other ..................................           3,363              329
                                                                     ----------       ----------
          Total current assets ................................         137,709            7,189
Fixed assets, net .............................................           9,726            1,097
Deposits ......................................................             169              148
Deferred charges ..............................................           2,240               --
                                                                     ----------       ----------
          Total assets ........................................      $  149,844       $    8,434
                                                                     ==========       ==========

                              LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
  Accounts payable ............................................      $   33,027       $    2,855
  Accrued advertising .........................................           3,454              598
  Accrued product development .................................              --              500
  Other liabilities and accrued expenses ......................           6,570            1,538
  Current portion of long-term debt ...........................           1,500               --
                                                                     ----------       ----------
          Total current liabilities ...........................          44,551            5,491

Long-term portion of debt .....................................          76,521               --
Long-term portion of capital lease obligation .................             181               --

Stockholders' Equity:
  Preferred stock, $0.01 par value:
     Authorized shares -- 10,000,000
     Issued and outstanding shares -- none
       and 569,396 shares in 1997 and 1996, respectively ......              --                6
  Common stock, $0.01 par value:
     Authorized shares -- 100,000,000
     Issued and outstanding shares -- 48,302,958 and
       31,806,036 shares in 1997 and 1996, respectively .......             483              318
  Additional paid-in capital ..................................          67,552            9,725
  Deferred compensation .......................................          (1,930)            (612)
  Accumulated deficit .........................................         (37,514)          (6,494)
                                                                     ----------       ----------
      Total stockholders' equity ..............................          28,591            2,943
                                                                     ----------       ----------
          Total liabilities and stockholders' equity ..........      $  149,844       $    8,434
                                                                     ==========       ==========

                             See accompanying notes.

                                AMAZON.COM, INC.

               SUPPLEMENTAL CONSOLIDATED STATEMENTS OF OPERATIONS
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                  YEARS ENDED DECEMBER 31,
                                                                         --------------------------------------------
                                                                            1997             1996             1995
                                                                         ----------       ----------       ----------
Net sales .........................................................      $  147,787       $   15,746       $      511
Cost of sales .....................................................         118,969           12,287              409
                                                                         ----------       ----------       ----------
Gross profit ......................................................          28,818            3,459              102

Operating expenses:
  Marketing and sales .............................................          38,964            6,090              200
  Product development .............................................          13,458            2,401              171
  General and administrative ......................................           8,991            1,411               35
                                                                         ----------       ----------       ----------
     Total operating expenses .....................................          61,413            9,902              406

Loss from operations ..............................................         (32,595)          (6,443)            (304)
Interest income ...................................................           1,901              202                1
Interest expense ..................................................            (326)              (5)              --
                                                                         ----------       ----------       ----------
Net loss ..........................................................      $  (31,020)      $   (6,246)      $     (303)
                                                                         ==========       ==========       ==========
Pro forma basic and diluted loss per share ........................      $    (0.71)      $    (0.17)      $    (0.01)
                                                                         ==========       ==========       ==========
Shares used in computation of pro forma basic and diluted loss
     per share ....................................................          43,447           37,090           28,788
                                                                         ==========       ==========       ==========

                             See accompanying notes.

                                AMAZON.COM, INC.

          SUPPLEMENTAL CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                        (IN THOUSANDS, EXCEPT SHARE DATA)

                                                     PREFERRED STOCK                        COMMON STOCK               ADVANCES
                                              -----------------------------         ----------------------------     RECEIVED FOR
                                                SHARES             AMOUNT             SHARES             AMOUNT      COMMON STOCK
                                              ----------         ----------         ----------        ----------     ------------
Balance at December 31, 1994 .........                --         $       --         20,400,000        $       10      $       50
 Sale of common stock ................                --                 --          8,470,488             1,172             (50)
 Reclassification of accumulated
   deficit due to termination of
   S Corporation status ..............                --                 --                 --              (107)             --
 Advances received for common
   stock .............................                --                 --                 --                --             150
 Exercise of common stock
   options ...........................                --                 --            240,000                --              --
 Net loss for the year ended
   December 31, 1995 .................                --                 --                 --                --              --
                                              ----------         ----------         ----------        ----------      ----------
Balance at December 31, 1995 .........                --                 --         29,110,488             1,075             150
 Reincorporation in Delaware .........                --                 --                 --              (783)             --
 Sale of preferred stock, net of
   $30 issuance costs ................           569,396                  6                 --                --              --
 Sale of common stock ................                --                 --          1,681,056                16            (150)
 Issuance of capital stock ...........                --                 --              5,578                --              --
 Exercise of common stock
   options ...........................                --                 --          1,008,914                10              --
 Unearned compensation related
   to stock options ..................                --                 --                 --                --              --
 Net loss for the year ended
   December 31, 1996 .................                --                 --                 --                --              --
                                              ----------         ----------         ----------        ----------      ----------
Balance at December 31, 1996 .........           569,396                  6         31,806,036               318              --
 Sale of preferred stock .............             5,000                 --                 --                --              --
 Exercise of common stock
   options ...........................                --                 --          2,731,128                28              --
 Public stock offering, net of
   $1,117 issuance costs .............                --                 --          6,000,000                60              --
 Conversion of preferred stock
   into common stock .................          (574,396)                (6)         6,892,752                69              --
 Issuance of common stock for
   fixed assets and accrued
   development .......................                --                 --            450,000                 4              --
 Issuance of capital stock ...........                --                 --            423,042                 4              --
 Unearned compensation related
   to stock options ..................                --                 --                 --                --              --
 Amortization of unearned
   compensation related to
   stock options .....................                --                 --                 --                --              --
 Net loss for the year ended
   December 31, 1997 .................                --                 --                 --                --              --
                                              ----------         ----------         ----------        ----------      ----------
Balance at December 31, 1997 .........                --         $       --         48,302,958        $      483      $       --
                                              ==========         ==========         ==========        ==========      ==========

                                              ADDITIONAL                                                 TOTAL
                                               PAID-IN            DEFERRED          ACCUMULATED       STOCKHOLDERS'
                                               CAPITAL          COMPENSATION          DEFICIT            EQUITY
                                              ----------        -------------       -----------       -------------
Balance at December 31, 1994 .........        $       --         $       --         $      (52)        $        8
 Sale of common stock ................                --                 --                 --              1,122
 Reclassification of accumulated
   deficit due to termination of
   S Corporation status ..............                --                 --                107                 --
 Advances received for common
   stock .............................                --                 --                 --                150
 Exercise of common stock
   options ...........................                --                 --                 --                 --
 Net loss for the year ended
   December 31, 1995 .................                --                 --               (303)              (303)
                                              ----------         ----------         ----------         ----------
Balance at December 31, 1995 .........                --                 --               (248)               977
 Reincorporation in Delaware .........               783                 --                 --                 --
 Sale of preferred stock, net of
   $30 issuance costs ................             7,964                 --                 --              7,970
 Sale of common stock ................               170                 --                 --                 36
 Issuance of capital stock ...........                11                 --                 --                 11
 Exercise of common stock
   options ...........................               185                 --                 --                195
 Unearned compensation related
   to stock options ..................               612               (612)                --                 --
 Net loss for the year ended
   December 31, 1996 .................                --                 --             (6,246)            (6,246)
                                              ----------         ----------         ----------         ----------
Balance at December 31, 1996 .........             9,725               (612)            (6,494)             2,943
 Sale of preferred stock .............               200                 --                 --                200
 Exercise of common stock
   options ...........................               481                 --                 --                509
 Public stock offering, net of
   $1,117 issuance costs .............            49,043                 --                 --             49,103
 Conversion of preferred stock
   into common stock .................               (63)                --                 --                 --
 Issuance of common stock for
   fixed assets and accrued
   development .......................             1,496                 --                 --              1,500
 Issuance of capital stock ...........             3,998                 --                 --              4,002
 Unearned compensation related
   to stock options ..................             2,741             (2,741)                --                 --
 Amortization of unearned
   compensation related to
   stock options .....................               (69)             1,423                 --              1,354
 Net loss for the year ended
   December 31, 1997 .................                --                 --            (31,020)           (31,020)
                                              ----------         ----------         ----------         ----------
Balance at December 31, 1997 .........        $   67,552         $   (1,930)        $  (37,514)        $   28,591
                                              ==========         ==========         ==========         ==========

                             See accompanying notes.

                                AMAZON.COM, INC.

               SUPPLEMENTAL CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                  YEARS ENDED DECEMBER 31,
                                                                          ----------------------------------------
                                                                             1997            1996           1995
                                                                          ----------       --------       --------
OPERATING ACTIVITIES
Net loss ...........................................................      $  (31,020)      $ (6,246)      $   (303)
Adjustments to reconcile net loss to net cash provided by (used in)
  operating activities:
  Depreciation and amortization ....................................           3,506            296             19
  Amortization of unearned compensation related to stock options ...           1,354             --             --
  Changes in operating assets and liabilities:
     Inventories ...................................................          (8,400)          (554)           (17)
     Prepaid expenses and other ....................................          (3,034)          (315)           (14)
     Deposits ......................................................             (21)          (148)            --
     Accounts payable ..............................................          30,172          2,756             99
     Accrued advertising ...........................................           2,856            598             --
     Other liabilities and accrued expenses ........................           5,274          1,603            (16)
                                                                          ----------       --------       --------
      Net cash provided by (used in) operating activities ..........             687         (2,010)          (232)

INVESTING ACTIVITIES
Maturities of short-term investments ...............................           5,198             --             --
Purchases of short-term investments ................................         (20,454)            --             --
Purchases of fixed assets ..........................................          (7,603)        (1,335)           (52)
                                                                          ----------       --------       --------
       Net cash used in investing activities .......................         (22,859)        (1,335)           (52)

FINANCING ACTIVITIES
Proceeds from initial public offering ..............................          49,103             --             --
Proceeds from exercise of stock options and sale of common stock ...             509            231          1,272
Proceeds from issuance of capital stock ............................           3,546            437             --
Proceeds from sale of preferred stock ..............................             200          7,970             --
Proceeds from (repayment of) notes payable and long-term debt ......          74,953             --            (44)
Financing costs ....................................................          (2,309)            --             --
                                                                          ----------       --------       --------
      Net cash provided by financing activities ....................         126,002          8,638          1,228
                                                                          ----------       --------       --------
Net increase in cash ...............................................         103,830          5,293            944
Cash and cash equivalents at beginning of period ...................           6,289            996             52
                                                                          ----------       --------       --------
Cash and cash equivalents at end of period .........................      $  110,119       $  6,289       $    996
                                                                          ==========       ========       ========

SUPPLEMENTAL CASH FLOW INFORMATION
Common stock issued for fixed assets and accrued product development      $    1,500       $     --       $     --
Fixed assets acquired under capital lease ..........................      $      442       $     --       $     --
Fixed assets acquired under financing agreement ....................      $    3,021       $     --       $     --
Interest paid ......................................................      $       39       $     --       $     --

                             See accompanying notes.

                                AMAZON.COM, INC.

             NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - ACCOUNTING POLICIES

     Description of Business

       Amazon.com, Inc. ("Amazon.com" or the "Company") was incorporated on July 5, 1994. The Company is an online retailer of books and other information-based products on the Company's Web site and offers more than 2.5 million titles.

     Pooling of Interests

       On August 27, 1998, pursuant to an Agreement and Plan of Merger, dated as of August 3, 1998, by and among the Company, Sage Enterprises, Inc. ("PlanetAll"), and Pacific Acquisition, Inc. ("PlanetAll Merger Sub"), the Company acquired all of the outstanding capital stock of PlanetAll and PlanetAll Merger Sub merged with and into PlanetAll, with PlanetAll as the surviving corporation. PlanetAll, founded in September 1996 and based in Boston, Massachusetts, provides contact management services via the Internet, including Web-based address book, calendar and reminder features. The Company issued approximately 800,000 shares of common stock, par value $.01 per share, and assumed all outstanding options in connection with the acquisition of PlanetAll.

       This transaction was accounted for as a pooling of interests. These supplemental consolidated financial statements have been prepared to reflect the restatement of all periods presented to include the accounts of PlanetAll. The historical results of the pooled entities reflect each of their actual operating cost structures and, as a result, do not necessarily reflect the cost structure of the newly combined entity. The historical results do not purport to be indicative of results, which may occur in the future. These supplemental consolidated financial statements will become the historical financial statements of the Company after financial statements covering the date of consummation of the business combination are issued.

     Use of Estimates

       The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Cash and Cash Equivalents

       The Company invests certain of its excess cash in debt instruments of the U.S. government and its agencies, foreign governments and high-quality corporate issuers. The Company considers all highly liquid instruments with an original maturity of three months or less to be cash equivalents. Cash and cash equivalents are carried at cost, which approximates market.

     Short-term Investments

       At December 31, 1997, short-term investments consist primarily of high-quality corporate notes, and were classified as held-to-maturity and carried at cost, which approximates market. The average maturity of short-term investments at December 31, 1997 was 139 days with a weighted-average yield of 5.7%. Unrealized holding gains and losses at December 31, 1997 were not significant. At December 31, 1996, the Company did not hold any short-term investments.

     Deferred Charges

       On December 23, 1997, the Company borrowed $75 million pursuant to a three-year senior secured term credit agreement (the "Loan"). At December 31, 1997, deferred charges consisted of fees associated with the Loan. The fees will be amortized over the life of the Loan using the straight-line method. During 1997 the Company recognized $64,000 in deferred charge amortization.

     Inventories

       Inventories are valued at the lower of average cost or market.

       The Company purchases a substantial majority of its products from two major vendors, Ingram Book Group ("Ingram") and Baker & Taylor, Inc. ("B&T"). Ingram is the Company's largest supplier and accounted for 58% and 59% of the Company's inventory purchases in 1997 and 1996, respectively. The Company has no long-term contracts or arrangements with any of its vendors that guarantee the availability of merchandise, the continuation of particular payment terms or the extension of credit limits. There can be no assurance that the Company's current vendors will continue to sell merchandise to the Company on current terms or that the Company will be able to establish new or extend current vendor relationships to ensure acquisition of merchandise in a timely and efficient manner and on acceptable commercial terms. If the Company were unable to develop and maintain relationships with vendors that would allow it to obtain sufficient quantities of merchandise on acceptable commercial terms, such inability could have a material adverse effect on the Company's business, prospects, financial condition and results of operations.

     Fixed Assets

       Fixed assets are recorded at cost less accumulated depreciation. Depreciation of fixed assets is provided using primarily the straight-line method over the estimated useful lives of two to five years.

     Income Taxes

       The Company recognizes deferred tax assets and liabilities based on differences between the financial reporting and tax bases of assets and liabilities using the enacted tax rates and laws that are expected to be in effect when the differences are expected to be recovered. The Company has provided a full valuation allowance on the deferred tax asset, consisting primarily of net operating loss carryforwards, because of uncertainty regarding its realizability.

     Revenue Recognition

       The Company recognizes revenue from product sales, net of any discounts, when the products are shipped to customers. Outbound shipping and handling charges are included in net sales. Revenue from gift certificates is recognized upon product shipment following redemption. The Company provides an allowance for sales returns, which have been insignificant, based on historical experience. International sales were $36.2 million, $5.1 million and $198,000 for the years ended December 31, 1997, 1996 and 1995, representing 25%, 33% and 39% of sales, respectively. No foreign country or geographical area accounted for more than 10% of revenue in any of the periods presented.

     Advertising Costs

       The cost of advertising is expensed as incurred. For the years ended December 31, 1997, 1996 and 1995, the Company incurred advertising expense of $21.2 million, $3.4 million and $30,000, respectively.

     Product Development

       Product development expenses consist principally of payroll and related expenses for development, editorial, systems and telecommunications operations personnel and consultants, systems and telecommunications infrastructure and costs of acquired content. To date, all product development costs have been expensed as incurred.

     Stock Compensation

       The Company has elected to apply the disclosure-only provisions of Statement of Financial Accounting Standard ("SFAS") No. 123, Accounting for Stock-Based Compensation. Accordingly, the Company accounts for stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. Compensation cost for stock options is measured as the excess, if any, of the fair value of the Company's common stock at the date of grant over the stock option exercise price.

     Concentrations of Credit Risk

       The Company is subject to concentrations of credit risk from its holdings of cash, cash equivalents and short-term investments. The Company's credit risk is managed by investing its cash in high-quality money market instruments and securities of the U.S. government and its agencies, foreign governments and high-quality corporate issuers. In addition, the Company's accounts receivable are not significant and are due from domestic banks. The Company believes it had no unusual concentrations of credit risk at December 31, 1997.

     Net Loss Per Share

       In 1997, the Financial Accounting Standards Board ("FASB") issued SFAS No. 128, Earnings per Share. SFAS No. 128 replaced the previously reported primary and fully diluted earnings per share with basic and diluted earnings per share. Unlike primary earnings per share, basic earnings per share excludes any dilutive effects of options, warrants and convertible securities. Diluted earnings per share is very similar to the previously reported fully diluted earnings per share. Basic earnings per share is computed using the weighted-average number of common shares outstanding during the period. Diluted earnings per share is computed using the weighted-average number of common and common stock equivalent shares outstanding during the period. Common equivalent shares are excluded from the computation if their effect is antidilutive. Net loss per share amounts for all periods have been restated to conform to SFAS No. 128 requirements.

       Pro forma loss per share is based on the weighted average number of common and common equivalent shares outstanding during each period. To calculate pro forma loss per share, all outstanding shares of convertible preferred stock are assumed to have been converted to common stock for all periods presented.

     New Accounting Pronouncements

       In June 1997, FASB issued SFAS No. 130, Reporting Comprehensive Income, which establishes standards for reporting comprehensive income and its components, and SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information, which establishes standards for reporting information about operating segments. As of January 1, 1998, the Company adopted these statements. The adoption of these statements had no material impact on the Company's net loss or stockholders' equity.

     Reclassifications

       Certain prior-year balances have been reclassified to conform to the current-year presentation.

NOTE 2 - FIXED ASSETS

Fixed assets, at cost, consist of the following:

                                                             DECEMBER 31,
                                                         --------------------
                                                           1997         1996
                                                         --------      ------
                                                            (IN THOUSANDS)
     Computers and equipment ........................    $  7,562      $1,140
     Purchased software .............................       4,560         146
     Leasehold improvements .........................         926         131
     Leased assets ..................................         442          --
                                                         --------      ------
                                                           13,490       1,417
     Less accumulated depreciation and
       Amortization .................................       3,764         320
                                                         --------      ------
              Fixed assets, net .....................    $  9,726      $1,097
                                                         ========      ======

NOTE 3 - DEBT

     Financing Arrangements

       On December 23, 1997, the Company borrowed $75 million pursuant to a three-year senior secured term Loan. The purpose of the Loan is to finance working capital, capital additions, operations, acquisitions, joint ventures and general corporate purposes. The Loan is secured by a first priority lien on substantially all of the Company's assets. The Company has the option to choose from the following interest rate options: (i) a variable rate adjusted every one, two, three or six months at the Company's option and based on the London Interbank Offered Rate ("LIBOR") plus 3.50% per annum for the first six months of the Loan and 4.00% thereafter, or (ii) a variable rate of interest based on the lender's Base Rate plus 1.50% per annum for the first six months of the Loan and 2.00% thereafter. In connection with the Loan, in January 1998 the Company entered into certain interest rate risk management agreements. The Company is required to make mandatory prepayments on the Loan equal to 50% of the proceeds from any debt and/or equity offerings (other than the proceeds of certain permitted debt) and 100% of the proceeds from certain sales of assets that are not reinvested in replacement assets.

       The Loan includes covenants restricting certain activities by the Company, including (i) the incurrence of additional indebtedness, (ii) consolidations, mergers and sales of assets and (iii) dividends and distributions to stockholders. In addition, financial covenants require the Company to, among other things, maintain a minimum cash balance, maintain certain levels of earnings or losses before interest, taxes, depreciation and amortization, limit its accounts payable aging and limit its capital and acquisition expenditures. The Loan contains standard events of default, including, among other things, a change in ownership or control. As a result, the Loan may reduce the Company's operational flexibility and may limit its ability to pursue market opportunities. The Company met all Loan covenants at December 31, 1997.

       In connection with the Loan, the Company issued warrants to purchase a total of 1,500,000 shares of the Company's common stock. All or a portion of the warrants will be canceled if the Company repays the Loan in full according to the following schedule: all warrants if repayment occurs within 12 months; warrants to purchase 1,350,000 shares if repayment occurs within 15 months; warrants to purchase 1,125,000 shares if repayment occurs within 18 months; warrants to purchase 900,000 shares if repayment occurs within 24 months; warrants to purchase 450,000 shares if repayment occurs within 30 months; and no warrants if repayment occurs after 30 months. Warrants become exercisable when they can no longer be canceled and remain exercisable for five years after such date. The exercise price for the warrants is $26.06 per share.

     Financing Agreement for Purchase of Fixed Assets

       In November 1997, the Company purchased fixed assets through a financing agreement with a vendor having an imputed interest rate of 7.7% and a term of three years. The debt is to be repaid in four equal payments.

       Future minimum debt payments at December 31, 1997 are as follows:

                YEAR ENDING DECEMBER 31,
                ------------------------
                     (IN THOUSANDS)
                       1998.........................    $ 1,500
                       1999.........................        761
                       2000.........................     75,760
                                                        -------
                Total debt..........................     78,021
                Less current portion................      1,500
                                                        -------
                Long-term debt......................    $76,521
                                                        =======

NOTE 4 - COMMITMENTS

       The Company currently leases office and distribution center facilities and fixed assets under non-cancelable operating and capital leases. Rental expense under operating lease agreements for 1997, 1996 and 1995 was $2.1 million, $270,000 and $12,000, respectively. The Company has also entered into certain advertising agreements.

       Future minimum commitments as of December 31, 1997 are as follows:

          YEAR ENDING DECEMBER 31,                                   OPERATING
          -----------------------                         CAPITAL    LEASES AND
              (IN THOUSANDS)                               LEASE     ADVERTISING
                                                          -------    -----------
                 1998................................     $  193      $ 14,045
                 1999................................        145        15,520
                 2000................................         60        13,172
                 2001................................         --         1,407
                 2002................................         --         1,176
                 Thereafter..........................         --            23
                                                          ------      --------
                     Total minimum lease payments....     $  398      $ 45,343
                                                                      ========
      Less imputed interest..........................         63
                                                          ------
          Present value of net minimum lease payments        335
                       Less current portion..........        154
                                                          ------
      Long-term capital lease obligation.............     $  181
                                                          ======

NOTE 5 - STOCKHOLDERS' EQUITY

     Reincorporation and Authorized Capital

       On May 28, 1996, the Company reincorporated in the state of Delaware with authorized capital of 5,000,000 shares of $0.01 par value preferred stock and 25,000,000 shares of $0.01 par value common stock. The accompanying financial statements have been restated to reflect the reincorporation. On April 18, 1997, the Company increased its authorized common stock to 100,000,000 shares and increased its authorized preferred stock to 10,000,000 shares.

     Preferred Stock

       In June 1996, the Company issued 569,396 shares of Series A convertible preferred stock at a price of $14.05 per share. In January and February 1997, the Company sold an additional 5,000 shares of Series A preferred stock at $40 per share. While outstanding, the preferred stock was convertible into common stock at the option of the holder, at any time, at a rate of six shares of common stock for one share of preferred stock. As of the closing of the initial public offering, all of the preferred stock outstanding was converted into an aggregate of 6,892,752 shares of common stock.

     Common Stock

       On November 23, 1996, the Company effected a four-for-one common stock split. On April 18, 1997, the Company effected a three-for-two common stock split. The accompanying financial statements have been restated to reflect these stock splits.

     Initial Public Offering

       On May 15, 1997, the Company completed an initial public offering of 6,000,000 shares of its common stock. Net proceeds to the Company aggregated $49.1 million.

     Stock Options

       The Company's stock option plans consist of the 1997 Stock Option Plan, the 1997 Amended Stock Option Plan (the "PlanetAll Plan") and the 1994 Stock Option Plan (collectively, the "Plans"). Shares reserved under the Plans consist of 12,000,000 shares in the 1997 plan, approximately 100,000 shares in the PlanetAll Plan, and 9,600,000 shares in the 1994 plan. Any shares of common stock available for issuance under the 1994 Stock Option Plan that are not issued under that plan may be added to the aggregate number of shares available for issuance under the 1997 Stock Option Plan.

       Generally, options are granted by the Company's Board of Directors at an exercise price of not less than the fair market value of the Company's common stock at the date of grant. Each outstanding option granted prior to December 20, 1996 has a term of five years from the date of vesting. Each outstanding option granted on or subsequent to December 20, 1996 has a term of ten years from the date of grant. Subject to IRS limitations, options granted under the Plans generally become exercisable immediately. Options generally vest at the rate of 20% after year one, 20% after year two and 5% at the end of each quarter for years three through five. Shares issued upon exercise of options that are unvested are subject to repurchase by the Company upon termination of employment or services. At December 31, 1997, 1,619,842 shares of common stock were subject to repurchase.

       During 1995, the Company granted a total of 720,000 nonqualified stock options outside of the Plans under separate agreements with three individuals. Under the terms of these agreements, the option prices range from $0.167 to $0.334 and vest at the rate of 40% on the date of grant, 30% after two years and 30% after four years. Unexercised options expire five years after the date of grant. At December 31, 1997, options for 312,000 shares of common stock were exercisable and options for 192,000 shares had been exercised.

       The following table summarizes the Company's stock option activity:

                                                                         WEIGHTED
                                                       NUMBER            AVERAGE
                                                         OF              EXERCISE
                                                       SHARES             PRICE
                                                     ----------          --------
Balance, December 31, 1994 .................          2,353,632          $ 0.001
  Options granted ..........................          1,484,928            0.172
  Options canceled .........................            (60,000)           0.086
  Options exercised ........................           (240,000)           0.001
                                                     ----------
Balance December 31, 1995 ..................          3,538,560            0.071
  Options granted:
     At fair market value ..................          2,091,745            0.172
     At less than fair market value ........          3,108,300            0.398
  Options canceled .........................         (1,057,444)           0.139
  Options exercised ........................         (1,008,914)           0.194
                                                     ----------
Balance December 31, 1996 ..................          6,672,247            0.225
  Options granted:
     At fair market value ..................          3,263,650           11.501
     At less than fair market value ........          2,756,700            1.420
  Options canceled .........................           (850,691)           1.617
  Options exercised ........................         (2,731,128)           0.190
                                                     ----------
Balance December 31, 1997 ..................          9,110,778            4.507
                                                     ==========

       At December 31, 1997, 9,327,252 shares of common stock were available for future grant under the Plans.

       The following table summarizes information about options outstanding and exercisable at December 31, 1997:

                                     OPTIONS OUTSTANDING
                         --------------------------------------------
                                         WEIGHTED-                           OPTIONS EXERCISABLE
                                         AVERAGE                         ---------------------------
                                         REMAINING        WEIGHTED-                      WEIGHTED-
RANGE OF                   OPTIONS      CONTRACTUAL       AVERAGE          OPTIONS       AVERAGE
EXERCISE PRICES          OUTSTANDING       LIFE        EXERCISE PRICE    EXERCISABLE  EXERCISE PRICE
---------------          -----------    -----------    --------------    -----------  --------------
$ 0.001 -- $ 0.166          344,211      6.3 years       $ 0.087             341,643     $ 0.086
  0.167 --   0.500        3,067,169      6.5 years         0.302           2,763,983       0.299
  0.501 --   1.333        1,941,216      9.1 years         1.116           1,146,216       1.087
  1.334 --   2.333          640,400      9.2 years         2.208             567,148       2.222
  2.334 --   6.000        1,651,056      9.3 years         6.051           1,025,100       5.926
  6.001 --  12.656          569,826      9.6 years        11.005             468,726      10.992
 12.657 --  27.625          746,400      9.8 years        21.275             472,182      20.760
 27.626 --  31.282          150,500      9.9 years        29.039              73,546      29.003
                          ---------                                        ---------
$ 0.001 -- $31.282        9,110,778      8.2 years       $ 4.505           6,858,544     $ 3.867
                          =========                                       ==========

       The Company follows the intrinsic value method in accounting for its stock options. Had compensation cost been recognized based on the fair value at the date of grant for options granted in 1997, 1996 and 1995, the pro forma amounts of the Company's net loss and net loss per share for the years ended December 31, 1997, 1996 and 1995 would have been as follows:

                                                         FOR THE YEARS ENDED DECEMBER 31,
                                                   -------------------------------------------
                                                     1997              1996             1995
                                                   ---------         --------         --------
                                                       (IN THOUSANDS, EXCEPT PER SHARE DATA)
Net loss - as reported                             $ (31,020)        $ (6,246)        $   (303)
Net loss - pro forma                                 (35,983)          (6,278)            (304)
Pro forma basic and diluted loss per common
share - as reported                                $   (0.71)        $  (0.17)        $  (0.01)
Pro forma basic and diluted loss per common
share - pro forma                                      (0.83)           (0.17)           (0.01)

       The fair value of substantially all of the option grants was estimated using the Black-Scholes option-pricing model. For the year ended December 31, 1997, the weighted-average value was generally estimated using an expected life of three years, no dividends, risk-free interest rates ranging from 5.70% to 6.93% and a volatility of .50. For 1996 and 1995 the value was generally estimated using risk-free interest rates of 5.16% to 7.60%, an expected option life of three years and no expected dividends. As the Company was privately held in 1996 and 1995, expected volatility was not applicable. The weighted-average fair value of options granted during the years 1997, 1996 and 1995 was $6.20, $0.04 and $0.03, respectively, for options granted at fair market value. The weighted-average fair value of options granted at less than fair market value during 1997 and 1996 was $1.66 and $0.27, respectively.

     Deferred Compensation

       The Company recorded aggregate deferred compensation of approximately $2.7 million and $612,000 in 1997 and 1996, respectively. The amounts recorded represent the difference between the grant price and the deemed fair value of the Company's common stock for shares subject to options granted in 1997 and 1996. The amortization of deferred compensation will be charged to operations over the vesting period of the options, which is typically five years. Total amortization recognized in 1997 was approximately $1.4 million. No amortization was recognized in 1996.

     Common Stock Reserved

       At December 31, 1997, common stock reserved for future issuance was as follows:

   Stock options..........................................     18,438,030
   Common stock warrants..................................      1,500,000
                                                                ---------
      Total ..............................................     19,938,030
                                                               ==========

NOTE 6 - INCOME TAXES

       The Company did not provide an income tax benefit for any of the periods presented because it has experienced operating losses since inception. At December 31, 1997, the Company had net operating loss carryforwards of approximately $33.6 million. Utilization of net operating loss carryforwards may be subject to certain limitations under Section 382 of the Internal Revenue Code. The carryforwards begin to expire in 2011.

       Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets are as follows:

                                                                 DECEMBER 31,
                                                            ----------------------
                                                              1997           1996
                                                            --------       -------
Deferred tax assets:                                            (IN THOUSANDS)
 Net operating loss carryforwards ....................      $  9,496       $ 1,855
 Reserves ............................................         1,395            --
 Compensation expense ................................           460            --
 Other ...............................................           527            --
                                                            --------       -------
         Total deferred tax assets ...................        11,878         1,855
Valuation allowance for deferred tax assets ..........       (11,878)       (1,855)
                                                            --------       -------
Net deferred tax assets ..............................      $     --       $    --
                                                            ========       =======

NOTE 7 - EMPLOYEE BENEFIT PLAN

       The Company has a 401(k) savings plan covering substantially all of its employees. Eligible employees may contribute through payroll deductions. The Company matches employees' contributions at the discretion of the Company's Board of Directors. To date, the Company has not matched employee contributions to the 401(k) savings plan.


NOTE 8 - QUARTERLY RESULTS (UNAUDITED)

       The following tables contain selected unaudited supplemental consolidated statements of operations and stock price data for each quarter of 1997 and 1996. The Company believes that the following information reflects all normal recurring adjustments necessary for a fair presentation of the information for the periods presented. The operating results for any quarter are not necessarily indicative of results for any future period.

                                                                         1997
                                                ------------------------------------------------------
                                                   4th            3rd            2nd            1st
                                                 Quarter        Quarter        Quarter        Quarter
                                                ---------      ---------      ---------      ----------
                                                         (IN THOUSANDS, EXCEPT PER SHARE DATA)
Net sales ................................      $ 66,040       $ 37,887       $ 27,855       $ 16,005
Gross profit .............................        12,913          7,170          5,214          3,521
Net loss .................................       (10,808)        (9,647)        (7,345)        (3,220)
Pro forma basic and diluted loss per
      share ..............................         (0.23)         (0.21)         (0.17)         (0.08)
Shares used in computation
  of pro forma basic and diluted loss
  per share ..............................        46,471         45,865         42,640         38,810
Stock sales prices per share:
      High ...............................      $  32.75       $  28.88       $  15.00            N/A
      Low ................................      $  21.13       $   9.07       $   7.88            N/A

                                                                        1996
                                                ------------------------------------------------------
                                                   4th            3rd            2nd            1st
                                                 Quarter        Quarter        Quarter        Quarter
                                                ---------      ---------      ---------      ----------
                                                         (IN THOUSANDS, EXCEPT PER SHARE DATA)
Net sales ................................      $  8,468       $  4,173       $  2,230       $    875
Gross profit .............................         1,891            911            477            180
Net loss .................................        (2,747)        (2,401)          (767)          (331)
Pro forma basic and diluted loss per
   share .................................         (0.07)         (0.06)         (0.02)         (0.01)
Shares used in computation
      of pro forma basic and diluted
      loss per share .....................        38,176         38,084         36,678         35,424
Stock sales prices per share:
      High ...............................           N/A            N/A            N/A            N/A
      Low ................................           N/A            N/A            N/A            N/A

NOTE 9 - SUBSEQUENT EVENTS (UNAUDITED)

        In January 1998, PlanetAll issued 55,785 shares of capital stock for proceeds of approximately $1.0 million. In April 1998, PlanetAll issued 298,719 shares of capital stock for proceeds of approximately $7.4 million.

       In April 1998, the Company acquired three Internet companies: Bookpages Limited ("Bookpages"), Telebook, Inc. ("Telebook") and Internet Movie Database Limited ("IMDB"). Bookpages and Telebook are online booksellers. Bookpages has operations in the United Kingdom, and Telebook has operations primarily in Germany through its ABC Bucherdienst subsidiary. IMDB operates a comprehensive repository for movie information on the Internet. Each of the acquisitions was accounted for under the purchase method of accounting. The aggregate purchase price of the three acquisitions, plus related charges, was approximately $55 million. The consideration for the acquisitions was comprised of cash and common stock. The Company issued an aggregate of approximately 1.1 million shares of common stock to effect the transactions. The excess of the purchase price over the fair value of net assets acquired was allocated to goodwill and other purchased intangibles and will be amortized over two years.

       On May 8, 1998, the Company completed the offering of approximately $326 million gross proceeds of the Senior Discount Notes due May 1, 2008. The Senior Discount Notes were sold at a substantial discount from their principal amount at maturity of $530 million. Prior to November 1, 2003, no cash interest payments are required; instead, interest will accrete during this period to the $530 million aggregate principal amount at maturity. From and after May 1, 2003, the Senior Discount Notes will bear interest at a rate of 10% per annum payable in cash on each May 1 and November 1.

       The Senior Discount Notes are redeemable, at the option of the Company, in whole or in part, at any time on or after May 1, 2003, at the redemption prices set forth in the Indenture for the Senior Discount Notes (the "Indenture"), plus accrued interest, if any, to the date of redemption. At any time prior to May 1, 2001, the Company also may redeem up to 35% of the aggregate principal amount at maturity of the Senior Discount Notes with the proceeds of one or more sales of Capital Stock (as defined in the Indenture) (other than Disqualified Stock (as defined in the Indenture)), at 110 % of their Accreted Value (as defined in the Indenture) on the redemption date, plus accrued interest, if any, to the date of redemption; provided that after any such redemption at least 65% of the aggregate principal amount at maturity of Senior Discount Notes originally issued remains outstanding. In addition, at any time prior to May 1, 2003, the Company may redeem all, but not less than all, of the Senior Discount Notes at a redemption price equal to the sum of (i) the Accreted Value (as defined in the Indenture) on the redemption date, plus (ii) accrued interest, if any, to the redemption date, plus (iii) the Applicable Premium (as defined in the Indenture).

       Upon a Change of Control (as defined in the Indenture), the Company would be required to make an offer to purchase the Senior Discount Notes at a purchase price equal to 101% of their Accreted Value on the date of purchase, plus accrued interest, if any. There can be no assurance that the Company would have sufficient funds available at the time of any Change of Control to make any required debt repayment (including repurchases of the Senior Discount Notes).

       The Senior Discount Notes are senior unsecured indebtedness of the Company ranking pari passu with the Company's existing and future unsubordinated, unsecured indebtedness and senior in right of payment to all subordinated indebtedness of the Company. The Senior Discount Notes are effectively subordinated to all secured indebtedness and to all existing and future liabilities of the Company's subsidiaries.

       The Indenture contains certain covenants that, among other things, limit the ability of the Company and its Restricted Subsidiaries (as defined in the Indenture) to incur indebtedness, pay dividends, prepay subordinated indebtedness, repurchase capital stock, make investments, create liens, engage in transactions with stockholders and affiliates, sell assets and engage in mergers and consolidations. However, these limitations are subject to a number of important qualifications and exceptions.

       A portion of the net proceeds from the offering of the Senior Discount Notes has been used to retire the Loan. The Company expects to use the remaining net proceeds for general corporate purposes, including working capital to fund anticipated operating losses, the expansion of the Company's core business, investments in new business segments and markets, including the Company's sale of music products and international expansion, and capital expenditures. The Company expects, if the opportunity arises, to use an unspecified portion of the net proceeds to acquire or invest in complementary businesses, products and technologies.

       On June 1, 1998, the Company effected a two-for-one stock split in the form of a stock dividend to stockholders of record on May 20, 1998. Accordingly, the accompanying consolidated financial statements have been restated to reflect the split.

       On June 3, 1998, the Company increased the number of authorized shares of common stock, par value $0.01 per share, from 100 million shares to 300 million shares.

       On August 12, 1998, pursuant to an Agreement and Plan of Merger dated as of August 3, 1998, by and among the Company, Junglee Corp ("Junglee") and AJ Acquisition, Inc. ("Junglee Merger Sub"), the Company acquired all of the outstanding capital stock of Junglee and Junglee Merger Sub merged with and into Junglee, with Junglee as the surviving corporation (the "Junglee Merger"). Junglee, founded in June 1996 and based in Sunnyvale, California, has developed World Wide Web-based virtual database technology to help consumers find products on the Internet. The Company issued approximately 1,600,000 shares of common stock, par value $.01 per share, and assumed all outstanding options in connection with the acquisition of Junglee. The Junglee Merger will be accounted for under the purchase method of accounting.

                                AMAZON.COM, INC.

          SCHEDULE II - SUPPLEMENTAL VALUATION AND QUALIFYING ACCOUNTS

ALLOWANCE FOR DOUBTFUL ACCOUNTS


                                                Charged/         Collection
                                               (Credited)            of
                              Balance at        to Costs           Accounts            Accounts          Balance at
                              Beginning           and             Previously           Written             End of
Year Ended                   of Period          Expenses          Written Off            Off               Period
----------                   ---------          --------          -----------          --------          ----------

                                                                (in thousands)

December 31, 1997               $20               $203               $--                $(154)              $69
                                ===               ====               ====               =====               ===

December 31, 1996                --                 30                 --                 (10)               20
                                ===               ====               ====               =====               ===

December 31, 1995                --                 --                 --                  --                --
                                ===               ====               ====               =====               ===


INVENTORY VALUATION ALLOWANCE



                                                Charged/
                                               (Credited)
                             Balance at          to Costs          Inventory        Balance at
                             Beginning            and             Disposed or         End of
Year Ended                   of Period          Expenses          Written Off         Period
----------                   ---------          --------          -----------         ------
                                            (in thousands)
December 31, 1997               $--               $800               $--               $800
                                ===               ====               ===               ====

December 31, 1996                --                 --                --                 --
                                ===               ====               ===               ====

December 31, 1995                --                 --                --                 --
                                ===               ====               ===               ====

                                AMAZON.COM, INC.

                    SUPPLEMENTAL CONSOLIDATED BALANCE SHEETS
                 (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)



                                                                          MARCH 31,        DECEMBER 31,
                                                                            1998              1997
                                                                          ---------        ---------
                               ASSETS                                    (unaudited)
Current assets:
  Cash and cash equivalents .......................................       $  99,101        $ 110,119
  Short-term investments ..........................................          18,220           15,256
  Inventories .....................................................          11,674            8,971
  Prepaid expenses and other ......................................           4,486            3,363
                                                                          ---------        ---------
          Total current assets ....................................         133,481          137,709
Fixed assets, net .................................................          10,275            9,726
Deposits ..........................................................             296              169
Deferred charges ..................................................           2,048            2,240
                                                                          ---------        ---------
          Total assets ............................................       $ 146,100        $ 149,844
                                                                          =========        =========

                      LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable ................................................       $  34,609        $  33,027
  Accrued advertising .............................................           5,349            3,454
  Other liabilities and accrued expenses ..........................           8,934            6,570
  Current portion of long-term debt ...............................             684            1,500
                                                                          ---------        ---------
          Total current liabilities ...............................          49,576           44,551

Long-term portion of debt .........................................          76,521           76,521
Long-term portion of capital lease obligation .....................             181              181

Stockholders' equity:
  Preferred stock, $0.01 par value:
     Authorized shares -- 10,000,000
     Issued and outstanding shares-- none .........................              --               --
  Common stock, $0.01 par value:
     Authorized shares -- 100,000,000
     Issued and outstanding shares -- 48,810,268 and 48,302,958
       shares at March 31, 1998 and December 31, 1997, respectively             488              483
  Additional paid-in capital ......................................          68,710           67,552
  Deferred compensation ...........................................          (1,493)          (1,930)
  Accumulated deficit .............................................         (47,883)         (37,514)
                                                                          ---------        ---------
       Total stockholders' equity .................................          19,822           28,591
                                                                          ---------        ---------
                  Total liabilities and stockholders' equity ......       $ 146,100        $ 149,844
                                                                          =========        =========



                            See accompanying notes.

                                AMAZON.COM, INC.

               SUPPLEMENTAL CONSOLIDATED STATEMENTS OF OPERATIONS
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                   (UNAUDITED)


                                                                   THREE MONTHS ENDED
                                                                ------------------------
                                                                        MARCH 31,
                                                                  1998            1997
                                                                --------        --------
Net sales ...............................................       $ 87,395        $ 16,005
Cost of sales ...........................................         68,062          12,484
                                                                --------        --------
Gross profit ............................................         19,333           3,521

Operating expenses:
       Marketing and sales ..............................         19,503           3,906
       Product development ..............................          7,230           1,628
       General and administrative .......................          2,585           1,271
                                                                --------        --------
             Total operating expenses ...................         29,318           6,805

Loss from operations ....................................         (9,985)         (3,284)
Interest income .........................................          1,645              64
Interest expense ........................................         (2,029)             --
                                                                --------        --------
Net loss ................................................       $(10,369)       $ (3,220)
                                                                ========        ========

Pro forma basic and diluted loss per share ..............       $  (0.22)       $  (0.08)
                                                                ========        ========

Shares used in computation of pro forma basic and diluted
       loss per share ...................................         47,106          38,810
                                                                ========        ========




                             See accompanying notes.

                                AMAZON.COM, INC.

               SUPPLEMENTAL CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                   (UNAUDITED)


                                                                                      THREE MONTHS ENDED
                                                                                           MARCH 31,
                                                                                   --------------------------
                                                                                     1998              1997
                                                                                   ---------        ---------
OPERATING ACTIVITIES
Net loss ...................................................................       $ (10,369)       $  (3,220)
Adjustments to reconcile net loss to net
     cash provided by (used in) operating activities:
       Depreciation and amortization .......................................           1,841              421
       Amortization of unearned compensation related to stock options ......             185              263
       Changes in operating assets and liabilities:
              Inventories ..................................................          (2,703)            (368)
              Prepaid expenses and other ...................................          (1,122)            (612)
              Deposits .....................................................            (127)             (47)
              Accounts payable .............................................           1,582            2,829
              Accrued advertising ..........................................           1,895              656
              Other liabilities and accrued expenses .......................           1,547            1,005
                                                                                   ---------        ---------
                 Net cash provided by (used in) operating activities .......          (7,271)             927

INVESTING ACTIVITIES
Maturities of short-term investments .......................................           4,500               --
Purchases of short-term investments ........................................          (7,499)              --
Purchases of fixed assets ..................................................          (2,163)            (929)
                                                                                   ---------        ---------
                 Net cash used in investing activities .....................          (5,162)            (929)

FINANCING ACTIVITIES
Proceeds from exercise of stock options ....................................             415              437
Proceeds from issuance of capital stock ....................................           1,000              206
Proceeds from sale of preferred stock ......................................              --              200
                                                                                   ---------        ---------
                 Net cash provided by financing activities .................           1,415              843
                                                                                   ---------        ---------
Net increase (decrease) in cash and cash equivalents .......................         (11,018)             841
Cash and cash equivalents at beginning of period ...........................         110,119            6,289
                                                                                   ---------        ---------
Cash and cash equivalents at end of period .................................       $  99,101        $   7,130
                                                                                   =========        =========


SUPPLEMENTAL CASH FLOW INFORMATION
Common stock issued for fixed assets and accrued product development .......       $      --        $   1,500


                             See accompanying notes.

                                AMAZON.COM, INC.

             NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

                                   (UNAUDITED)


NOTE 1 - ACCOUNTING POLICIES

         Description of Business

              Amazon.com, Inc. ("Amazon.com" or the "Company") was incorporated on July 5, 1994. The Company is the leading online retailer of books and offers a catalog of approximately three million titles, easy-to-use search and browse features, email services, personalized shopping services, secure Web-based credit card payment and direct shipping to customers. The Company currently offers other information-based products, such as music, and intends over time to expand its catalog into other product categories.

         Pooling of Interests

              On August 27, 1998, pursuant to an Agreement and Plan of Merger, dated as of August 3, 1998, by and among the Company, Sage Enterprises, Inc. ("PlanetAll"), and Pacific Acquisition, Inc. ("PlanetAll Merger Sub"), the Company acquired all of the outstanding capital stock of PlanetAll and PlanetAll Merger Sub merged with and into PlanetAll, with PlanetAll as the surviving corporation. PlanetAll, founded in September 1996 and based in Boston, Massachusetts, provides contact management services via the Internet, including Web-based address book, calendar and reminder features. The Company issued approximately 800,000 shares of common stock, par value $.01 per share, and assumed all outstanding options in connection with the acquisition of PlanetAll.

              This transaction was accounted for as a pooling of interests. These supplemental consolidated financial statements have been prepared to reflect the restatement of all periods presented to include the accounts of PlanetAll. The historical results of the pooled entities reflect each of their actual operating cost structures and, as a result, do not necessarily reflect the cost structure of the newly combined entity. The historical results do not purport to be indicative of results, which may occur in the future. These supplemental consolidated financial statements will become the historical financial statements of the Company after financial statements covering the date of consummation of the business combination are issued.

         Unaudited Interim Financial Information

              The financial statements as of March 31, 1998 and 1997 have been prepared by the Company pursuant to the rules and regulations of the Securities and Exchange Commission (the "SEC"). These statements are unaudited and, in the opinion of management, include all adjustments (consisting of normal recurring adjustments and accruals) necessary to present fairly the results for the periods presented. The balance sheet at December 31, 1997 has been derived from the audited financial statements at that date. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such SEC rules and regulations. Operating results for the quarter ended March 31, 1998 are not necessarily indicative of the results that may be expected for the year ending December 31, 1998. These financial statements should be read in conjunction with the audited financial statements and the accompanying notes included in the Company's annual report on Form 10-K for the year ended December 31, 1997 and the supplemental consolidated financial statements and accompanying notes included in the Current Report on Form 8-K dated September 11, 1998. Certain prior period balances have been reclassified to conform to the current period presentation.

              As of January 1, 1998, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 130, Reporting Comprehensive Income, which establishes standards for the reporting and display of comprehensive income and its components, and SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information. The adoption of these Statements had no material impact on the Company's net loss or stockholders' equity.

NOTE 2 - FIXED ASSETS

              Fixed assets, at cost, consist of the following (in thousands):

                                                      March 31,    December 31,
                                                        1998           1997
                                                       -------       -------
               Computers and equipment .........       $ 8,738       $ 7,562
               Purchased software ..............         5,315         4,560
               Leasehold improvements ..........         1,199           926
               Leased assets ...................           362           442
                                                       -------       -------
                                                        15,614        13,490
               Less accumulated depreciation and
                       amortization ............         5,339         3,764
                                                       -------       -------
                             Fixed assets, net .       $10,275       $ 9,726
                                                       =======       =======


NOTE 3 - STOCKHOLDERS' EQUITY

              In January 1998, PlanetAll issued 55,785 shares of capital stock for proceeds of approximately $1.0 million.


NOTE 4 - SUBSEQUENT EVENTS

              In April 1998, PlanetAll issued 298,719 shares of capital stock for proceeds of approximately $7.0 million.

              In April 1998, the Company acquired three Internet companies:
Bookpages Limited ("Bookpages"), Telebook, Inc. ("Telebook") and Internet Movie Database Limited ("IMDB"). Bookpages and Telebook are online booksellers. Bookpages has operations in the United Kingdom, and Telebook has operations primarily in Germany through its ABC Bucherdienst subsidiary. IMDB operates a comprehensive repository for movie information on the Internet. Each of the acquisitions was accounted for under the purchase method of accounting. The aggregate purchase price of the three acquisitions, plus related charges, was approximately $55 million. The consideration for the acquisitions was comprised of cash and common stock. The Company issued an aggregate of approximately 1.1 million shares of common stock to effect the transactions. The excess of the purchase price over the fair value of net assets acquired was allocated to goodwill and other purchased intangibles and will be amortized over two years.

              On May 8, 1998, the Company completed the offering of approximately $326 million gross proceeds of the Senior Discount Notes due May 1, 2008. The Senior Discount Notes were sold at a substantial discount from their principal amount at maturity of $530 million. Prior to November 1, 2003, no cash interest payments are required; instead, interest will accrete during this period to the $530 million aggregate principal amount at maturity. From and after May 1, 2003, the Senior Discount Notes will bear interest at a rate of 10% per annum payable in cash on each May 1 and November 1.

              The Senior Discount Notes are redeemable, at the option of the Company, in whole or in part, at any time on or after May 1, 2003, at the redemption prices set forth in the Indenture for the Senior Discount Notes (the "Indenture"), plus accrued interest, if any, to the date of redemption. At any time prior to May 1, 2001, the Company also may redeem up to 35% of the aggregate principal amount at maturity of the Senior Discount Notes with the proceeds of one or more sales of Capital Stock (as defined in the Indenture) (other than Disqualified Stock (as defined in the Indenture)), at 110 % of their Accreted Value (as defined in the Indenture) on the redemption date, plus accrued interest, if any, to the date of redemption; provided that after any such redemption at least 65% of the aggregate principal amount at maturity of Senior Discount Notes originally issued remains outstanding. In addition, at any time prior to May 1, 2003, the Company may redeem all, but not less than all, of the Senior Discount Notes at a redemption price equal to the sum of (i) the Accreted Value (as defined in the Indenture) on the redemption date, plus (ii) accrued interest, if any, to the redemption date, plus (iii) the Applicable Premium (as defined in the Indenture).

              Upon a Change of Control (as defined in the Indenture), the Company would be required to make an offer to purchase the Senior Discount Notes at a purchase price equal to 101% of their Accreted Value on the date of purchase, plus accrued interest, if any. There can be no assurance that the Company would have sufficient funds available at the time of any Change of Control to make any required debt repayment (including repurchases of the Senior Discount Notes).

              The Senior Discount Notes are senior unsecured indebtedness of the Company ranking pari passu with the Company's existing and future unsubordinated, unsecured indebtedness and senior in right of payment to all subordinated indebtedness of the Company. The Senior Discount Notes are effectively subordinated to all secured indebtedness and to all existing and future liabilities of the Company's subsidiaries.

              The Indenture contains certain covenants that, among other things, limit the ability of the Company and its Restricted Subsidiaries (as defined in the Indenture) to incur indebtedness, pay dividends, prepay subordinated indebtedness, repurchase capital stock, make investments, create liens, engage in transactions with stockholders and affiliates, sell assets and engage in mergers and consolidations. However, these limitations are subject to a number of important qualifications and exceptions.

              A portion of the net proceeds from the offering of the Senior Discount Notes has been used to retire approximately $75 million of existing indebtedness. The Company expects to use the remaining net proceeds for general corporate purposes, including working capital to fund anticipated operating losses, the expansion of the Company's core business, investments in new business segments and markets, including the Company's sale of music products and international expansion, and capital expenditures. The Company expects, if the opportunity arises, to use an unspecified portion of the net proceeds to acquire or invest in complementary businesses, products and technologies.

              On June 1, 1998, the Company effected a two-for-one stock split in the form of a stock dividend to stockholders of record on May 20, 1998. Accordingly, the accompanying consolidated financial statements have been restated to reflect the split.

              On June 3, 1998, the Company increased the number of authorized shares of common stock, par value $0.01 per share, from 100 million shares to 300 million shares.

              On August 12, 1998, pursuant to an Agreement and Plan of Merger dated as of August 3, 1998, by and among the Company, Junglee Corp ("Junglee") and AJ Acquisition, Inc. ("Junglee Merger Sub"), the Company acquired all of the outstanding capital stock of Junglee and Junglee Merger Sub merged with and into Junglee, with Junglee as the surviving corporation (the "Junglee Merger"). Junglee, founded in June 1996 and based in Sunnyvale, California, has developed World Wide Web-based virtual database technology to help consumers find products on the Internet. The Company issued approximately 1,600,000 shares of common stock, par value $.01 per share, and assumed all outstanding options in connection with the acquisition of Junglee. The Junglee Merger will be accounted for under the purchase method of accounting.

                                AMAZON.COM, INC.

                    SUPPLEMENTAL CONSOLIDATED BALANCE SHEETS
                 (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)


                                                                         JUNE 30,     DECEMBER 31,
                                                                          1998           1997
                                                                        ---------      ---------
                                                                       (unaudited)
                                     ASSETS
Current assets:
  Cash ............................................................     $   7,462      $   1,876
  Marketable securities ...........................................       337,396        123,499
  Inventories .....................................................        17,035          8,971
  Prepaid expenses and other ......................................        12,722          3,363
                                                                        ---------      ---------
          Total current assets ....................................       374,615        137,709
Fixed assets, net .................................................        15,587          9,726
Deposits and other ................................................           286            169
Goodwill and other purchased intangibles, net .....................        52,398             --
Deferred charges ..................................................         7,622          2,240
                                                                        ---------      ---------
          Total assets ............................................     $ 450,508      $ 149,844
                                                                        =========      =========

                      LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable ................................................     $  47,818      $  33,027
  Accrued advertising .............................................         9,971          3,454
  Other liabilities and accrued expenses ..........................        14,197          6,570
  Current portion of long-term debt ...............................           684          1,500
                                                                        ---------      ---------
          Total current liabilities ...............................        72,670         44,551

Long-term portion of debt .........................................       332,225         76,521
Long-term portion of capital lease obligation .....................           181            181

Stockholders' equity:
  Preferred stock, $0.01 par value:
     Authorized shares -- 10,000,000
     Issued and outstanding shares-- none .........................            --             --
  Common stock, $0.01 par value:
     Authorized shares -- 300,000,000
     Issued and outstanding shares -- 50,452,722 and 48,302,958
        shares, respectively ......................................           505            483
  Additional paid-in capital ......................................       116,725         67,552
  Deferred compensation ...........................................        (1,301)        (1,930)
  Other gains (losses) ............................................           (35)            --
  Accumulated deficit .............................................       (70,462)       (37,514)
                                                                        ---------      ---------
          Total stockholders' equity ..............................        45,432         28,591
                                                                        ---------      ---------
                      Total liabilities and stockholders' equity ..     $ 450,508      $ 149,844
                                                                        =========      =========



                             See accompanying notes.

                                AMAZON.COM, INC.

               SUPPLEMENTAL CONSOLIDATED STATEMENTS OF OPERATIONS
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                   (UNAUDITED)


                                                                            QUARTER ENDED                    SIX MONTHS ENDED
                                                                               JUNE 30,                          JUNE 30,
                                                                      --------------------------        --------------------------
                                                                        1998              1997            1998              1997
                                                                      ---------        ---------        ---------        ---------
Net sales .....................................................       $ 116,010        $  27,855        $ 203,405        $  43,860
Cost of sales .................................................          89,794           22,641          157,856           35,125
                                                                      ---------        ---------        ---------        ---------
Gross profit ..................................................          26,216            5,214           45,549            8,735

Operating expenses:
       Marketing and sales ....................................          26,452            7,773           45,955           11,679
       Product development ....................................           8,598            2,915           15,828            4,543
       General and administrative .............................           4,153            2,196            6,738            3,467
       Amortization of goodwill and other purchased
             intangibles ......................................           5,413               --            5,413               --
                                                                      ---------        ---------        ---------        ---------
             Total operating expenses .........................          44,616           12,884           73,934           19,689

Loss from operations ..........................................         (18,400)          (7,670)         (28,385)         (10,954)
Interest income ...............................................           3,390              366            5,036              430
Interest expense ..............................................          (7,569)             (40)          (9,599)             (40)
                                                                      ---------        ---------        ---------        ---------
             Net interest income (expense) ....................          (4,179)             326           (4,563)             390
Net loss ......................................................       $ (22,579)       $  (7,344)       $ (32,948)       $ (10,564)
                                                                      =========        =========        =========        =========

Basic and diluted loss per share ..............................       $   (0.46)       $   (0.17)       $   (0.69)       $   (0.26)
                                                                      =========        =========        =========        =========

Shares used in computation of basic and diluted
       loss per share .........................................          48,759           42,640           47,934           40,725
                                                                      =========        =========        =========        =========




                             See accompanying notes.

                                AMAZON.COM, INC.

               SUPPLEMENTAL CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                   (UNAUDITED)


                                                                                       SIX MONTHS ENDED
                                                                                            JUNE 30,
                                                                                   --------------------------
                                                                                    1998              1997
                                                                                   ---------        ---------
OPERATING ACTIVITIES
Net loss ...................................................................       $ (32,948)       $ (10,564)
Adjustments to reconcile net loss to net
     cash provided by (used in) operating activities:
       Depreciation and amortization .......................................           8,903            1,032
       Amortization of unearned compensation related to stock options ......             630              625
       Noncash interest expense ............................................           7,085               --
       Changes in operating assets and liabilities:
              Inventories ..................................................          (8,047)          (1,081)
              Prepaid expenses and other ...................................          (8,199)            (997)
              Deposits and other ...........................................             (93)            (182)
              Accounts payable .............................................          13,572            7,540
              Accrued advertising ..........................................           6,517            2,574
              Other liabilities and accrued expenses .......................           6,209            2,599
                                                                                   ---------        ---------
                         Net cash provided by (used in) operating activities          (6,371)           1,546

INVESTING ACTIVITIES
Maturities of marketable securities ........................................          55,136              969
Purchases of marketable securities .........................................        (269,068)         (45,875)
Purchases of fixed assets ..................................................          (8,956)          (2,383)
Acquisition of businesses ..................................................         (14,993)              --
                                                                                   ---------        ---------
                         Net cash used in investing activities .............        (237,881)         (47,289)

FINANCING ACTIVITIES
Proceeds from initial public offering ......................................              --           49,103
Proceeds from issuance of capital stock ....................................           7,893            1,830
Proceeds from exercise of stock options ....................................           1,022              474
Proceeds from sale of preferred stock ......................................              --              200
Proceeds from debt .........................................................         325,987               --
Repayment of debt ..........................................................         (77,246)              (7)
Financing costs related to debt issuance ...................................          (7,783)             (22)
                                                                                   ---------        ---------
                         Net cash provided by financing activities .........         249,873           51,578
Effect of exchange rate changes ............................................             (35)              --
                                                                                   ---------        ---------
Net increase in cash .......................................................           5,586            5,835
Cash at beginning of period ................................................           1,876              865
                                                                                   ---------        ---------
Cash at end of period ......................................................       $   7,462        $   6,700
                                                                                   =========        =========


SUPPLEMENTAL CASH FLOW INFORMATION
Common stock issued for fixed assets and accrued product development .......       $      --        $   1,500
Fixed assets acquired under capital lease ..................................       $      --        $     362
Common stock issued in connection with acquisitions ........................       $  39,812        $      --




                             See accompanying notes.

                                AMAZON.COM, INC.

             NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

                                   (UNAUDITED)


NOTE 1 - ACCOUNTING POLICIES

         Description of Business

              Amazon.com, Inc. ("Amazon.com" or the "Company") was incorporated on July 5, 1994. The Company is the leading online retailer of books and music and offers a catalog of approximately three million titles, easy-to-use search and browse features, email services, personalized shopping services, secure Web-based credit card payment and direct shipping to customers.

         Pooling of Interests

              On August 27, 1998, pursuant to an Agreement and Plan of Merger, dated as of August 3, 1998, by and among the Company, Sage Enterprises, Inc. ("PlanetAll"), and Pacific Acquisition, Inc. ("PlanetAll Merger Sub"), the Company acquired all of the outstanding capital stock of PlanetAll and PlanetAll Merger Sub merged with and into PlanetAll, with PlanetAll as the surviving corporation. PlanetAll, founded in September 1996 and based in Boston, Massachusetts, provides contact management services via the Internet, including Web-based address book, calendar and reminder features. The Company issued approximately 800,000 shares of common stock, par value $.01 per share, and assumed all outstanding options in connection with the acquisition of PlanetAll.

              This transaction was accounted for as a pooling of interests. These supplemental consolidated financial statements have been prepared to reflect the restatement of all periods presented to include the accounts of PlanetAll. The historical results of the pooled entities reflect each of their actual operating cost structures and, as a result, do not necessarily reflect the cost structure of the newly combined entity. The historical results do not purport to be indicative of results, which may occur in the future. These supplemental consolidated financial statements will become the historical financial statements of the Company after financial statements covering the date of consummation of the business combination are issued.

         Unaudited Interim Financial Information

              The financial statements as of June 30, 1998 and 1997 have been prepared by the Company pursuant to the rules and regulations of the Securities and Exchange Commission (the "SEC"). These statements are unaudited and, in the opinion of management, include all adjustments (consisting of normal recurring adjustments and accruals) necessary to present fairly the results for the periods presented. The balance sheet at December 31, 1997 has been derived from the audited financial statements at that date. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such SEC rules and regulations. Operating results for the quarter ended June 30, 1998 are not necessarily indicative of the results that may be expected for the year ending December 31, 1998. These financial statements should be read in conjunction with the audited financial statements and the accompanying notes included in the Company's annual report on Form 10-K for the year ended December 31, 1997 and the supplemental consolidated financial statements and accompanying notes included in the Current Report on Form 8-K dated September 11, 1998. Certain prior period balances have been reclassified to conform to the current period presentation.

         Principles of Consolidation

              The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany balances and transactions have been eliminated.

         Marketable Securities

              The Company's marketable securities consist primarily of high-quality short to intermediate term fixed income securities and money market mutual funds and are classified as available-for-sale and are reported at fair value. Unrealized gains and losses are reported, net of taxes, as a component of stockholders' equity within other gains (losses). Unrealized losses are charged against income when a decline in fair value is determined to be other than temporary. Realized and unrealized gains and losses were immaterial for all periods presented. The specific identification method is used to determine the cost of securities sold. The Company classifies all investments of cash as marketable securities, including highly liquid investments with maturities of three months or less, and reflects the related cash flows as investing cash flows. As a result of the classification of highly liquid investments within marketable securities, a significant portion of the Company's gross marketable securities purchases and maturities disclosed as investing cash flows is related to highly liquid investments.

         Deferred Charges

              On May 8, 1998, the Company issued approximately $326 million gross proceeds of 10% Senior Discount Notes due 2008 (the "Senior Discount Notes"). At June 30, 1998, deferred charges consisted of fees associated with the issuance of the Senior Discount Notes. The fees are being amortized into interest expense over the life of the Senior Discount Notes.

         Goodwill and Other Purchased Intangibles

              Goodwill and other purchased intangibles is stated net of total accumulated amortization of $5.4 million at June 30, 1998. Goodwill is being amortized over a two-year period.

         Foreign Currency

              Exchange gains and losses arising from transactions denominated in a currency other than the functional currency of the entity involved are included in other gains (losses). To date the Company has entered into no foreign currency exchange contracts or other such derivative instruments.

         New Accounting Pronouncements

              As of January 1, 1998, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 130, Reporting Comprehensive Income, which establishes standards for the reporting and display of comprehensive income and its components, and SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information. The adoption of these Statements had no material impact on the Company's net loss or stockholders' equity.


NOTE 2 - BUSINESS ACQUISITIONS

              In April 1998, the Company acquired three Internet companies:
Bookpages Limited ("Bookpages"), Telebook, Inc. ("Telebook") and Internet Movie Database Limited ("IMDB"). Bookpages and Telebook are online booksellers. Bookpages has operations in the United Kingdom, and Telebook has operations primarily in Germany through its ABC Bucherdienst subsidiary. IMDB operates a comprehensive repository for movie information on the Internet. Each of the acquisitions was accounted for under the purchase method of accounting. The aggregate purchase price of the three acquisitions, plus related charges, was approximately $55 million. The consideration for the acquisitions was comprised of cash and common stock. The Company issued an aggregate of approximately 1.1 million shares of common stock to effect the transactions. The excess of the purchase price over the fair value of net assets acquired is included in goodwill and other purchased intangibles in the accompanying consolidated balance sheets and is being amortized over two years. The results of operations of the acquired companies are included in the Company's consolidated financial results beginning on the date of acquisition.

              The following table presents unaudited consolidated pro forma financial information for the six months ended June 30, 1998 and 1997, as though the acquisitions made in 1998 had occurred on January 1 of each year:


                                                    For the Six        For the Six
                                                    Months Ended       Months Ended
                                                    June 30, 1998      June 30, 1997
                                                    -------------      -------------
               Net sales ......................       $ 206,853        $  47,016
               Net loss .......................         (43,189)         (25,082)
               Basic and diluted loss per share           (0.89)           (0.60)

              Net loss in the above table includes amortization of goodwill and other purchased intangibles of $14.7 million and $14.3 million for the six months ended June 30, 1998 and 1997, respectively. The unaudited pro forma financial information is presented for information purposes only and is not necessarily indicative of the operating results that would have occurred had the acquisitions taken place on the basis assumed above. In addition, the pro forma results are not intended to be a projection of future results and do not reflect any synergies that might have been achieved from the combined operations.


NOTE 3 - DEBT

              On May 8, 1998, the Company completed the offering of approximately $326 million gross proceeds of the Senior Discount Notes due May 1, 2008. The Senior Discount Notes were sold at a substantial discount from their principal amount at maturity of $530 million. Prior to November 1, 2003, no cash interest payments are required; instead, interest will accrete during this period to the $530 million aggregate principal amount at maturity. From and after May 1, 2003, the Senior Discount Notes will bear interest at a rate of 10% per annum payable in cash on each May 1 and November 1.

              The Senior Discount Notes are redeemable, at the option of the Company, in whole or in part, at any time on or after May 1, 2003, at the redemption prices set forth in the Indenture for the Senior Discount Notes (the "Indenture"), plus accrued interest, if any, to the date of redemption. At any time prior to May 1, 2001, the Company also may redeem up to 35% of the aggregate principal amount at maturity of the Senior Discount Notes with the proceeds of one or more sales of Capital Stock (as defined in the Indenture) (other than Disqualified Stock (as defined in the Indenture)), at 110 % of their Accreted Value (as defined in the Indenture) on the redemption date, plus accrued interest, if any, to the date of redemption; provided that after any such redemption at least 65% of the aggregate principal amount at maturity of Senior Discount Notes originally issued remains outstanding. In addition, at any time prior to May 1, 2003, the Company may redeem all, but not less than all, of the Senior Discount Notes at a redemption price equal to the sum of (i) the Accreted Value (as defined in the Indenture) on the redemption date, plus (ii) accrued interest, if any, to the redemption date, plus (iii) the Applicable Premium (as defined in the Indenture).


              Upon a Change of Control (as defined in the Indenture), the Company would be required to make an offer to purchase the Senior Discount Notes at a purchase price equal to 101% of their Accreted Value on the date of purchase, plus accrued interest, if any. There can be no assurance that the Company would have sufficient funds available at the time of any Change of Control to make any required debt repayment (including repurchases of the Senior Discount Notes).

              The Senior Discount Notes are senior unsecured indebtedness of the Company ranking pari passu with the Company's existing and future unsubordinated, unsecured indebtedness and senior in right of payment to all subordinated indebtedness of the Company. The Senior Discount Notes are effectively subordinated to all secured indebtedness and to all existing and future liabilities of the Company's subsidiaries.

              The Indenture contains certain covenants that, among other things, limit the ability of the Company and its Restricted Subsidiaries (as defined in the Indenture) to incur indebtedness, pay dividends, prepay subordinated indebtedness, repurchase capital stock, make investments, create liens, engage in transactions with stockholders and affiliates, sell assets and engage in mergers and consolidations. However, these limitations are subject to a number of important qualifications and exceptions.

              A portion of the net proceeds from the offering of the Senior Discount Notes has been used to retire approximately $75 million of existing indebtedness. The Company expects to use the remaining net proceeds for general corporate purposes, including working capital to fund anticipated operating losses, the expansion of the Company's core business, investments in new business segments and markets, including the Company's sale of music products and international expansion, and capital expenditures. The Company expects, if the opportunity arises, to use an unspecified portion of the net proceeds to acquire or invest in complementary businesses, products and technologies.


NOTE 4 - STOCKHOLDERS' EQUITY

              In January 1998, PlanetAll issued 55,785 shares of capital stock for proceeds of approximately $1.0 million. In April 1998, PlanetAll issued 298,719 shares of capital stock for proceeds of approximately $7.4 million.

              On June 1, 1998, the Company effected a two-for-one stock split in the form of a stock dividend to stockholders of record on May 20, 1998. Accordingly, the accompanying consolidated financial statements have been restated to reflect the split.

              On June 3, 1998, the Company increased the number of authorized shares of common stock, par value $0.01 per share, from 100 million shares to 300 million shares.

NOTE 5 - SUBSEQUENT EVENTS

              On August 12, 1998, pursuant to an Agreement and Plan of Merger dated as of August 3, 1998, by and among the Company, Junglee Corp ("Junglee") and AJ Acquisition, Inc. ("Junglee Merger Sub"), the Company acquired all of the outstanding capital stock of Junglee and Junglee Merger Sub merged with and into Junglee, with Junglee as the surviving corporation (the "Junglee Merger"). Junglee, founded in June 1996 and based in Sunnyvale, California, has developed World Wide Web-based virtual database technology to help consumers find products on the Internet. The Company issued approximately 1,600,000 shares of common stock, par value $.01 per share, and assumed all outstanding options in connection with the acquisition of Junglee. The Junglee Merger will be accounted for under the purchase method of accounting.

                                   SIGNATURES

       Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                 AMAZON.COM, INC.
                                 (Registrant)


Dated:  September 11, 1998       By: /s/ Joy D. Covey
                                     ------------------------------------------
                                     Joy D. Covey
                                     Chief Financial Officer, Vice President of
                                     Finance and Administration and Secretary

EXHIBIT INDEX


Exhibit Number       Description
--------------       -----------
    2.1              Agreement and Plan of Merger dated as of August 3 1998, by and among
                     Amazon.com, Inc., Pacific Acquisition, Inc. and Sage Enterprises, Inc.
                     (incorporated by reference from Amazon.com, Inc.'s Current Report on Form 8-K dated August 3, 1998)

    23.1             Consent of Ernst & Young LLP, Independent Auditors

    27.1             Restated Financial Data Schedule for the Year Ended December 31, 1997

    27.2             Restated Financial Data Schedule for the Year Ended December 31, 1996

    27.3             Restated Financial Data Schedule for the Six Months Ended June 30, 1998

    27.4             Restated Financial Data Schedule for the Three Months Ended March 31, 1998

    27.5             Restated Financial Data Schedule for the Nine Months Ended September 30, 1997

    27.6             Restated Financial Data Schedule for the Six Months Ended June 30, 1997

    27.7             Restated Financial Data Schedule for the Three Months Ended March 31, 1997

    99.1             Form of Investor Rights Agreement by and between Amazon.com, Inc. and the stockholders of Sage Enterprises, Inc. (incorporated by reference from
                     Amazon.com, Inc.'s Current Report on Form 8-K dated August 3, 1998)